     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 17, 1996
                                                    REGISTRATION NO. [         ]
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                -----------------

                            TRINITY INDUSTRIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           3743                             75-0225040
(STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER IDENTIFICATION NO.)
INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)

                             2525 STEMMONS FREEWAY
                              DALLAS, TEXAS 75207
                                 (214) 631-4420

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 F. DEAN PHELPS
                                 VICE PRESIDENT
                            TRINITY INDUSTRIES, INC.
                             2525 STEMMONS FREEWAY
                              DALLAS, TEXAS  75207
                                 (214) 631-4420

     (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                       AREA CODE, OF AGENT FOR SERVICE)

                        COPIES OF ALL COMMUNICATIONS TO:

  CHARLES C. REEDER, ESQ.                     THEODORE J. KOZLOFF, ESQ.
LOCKE PURNELL RAIN HARRELL              SKADDEN, ARPS, SLATE, MEAGHER & FLOM
(A PROFESSIONAL CORPORATION)                      919 THIRD AVENUE
2200 ROSS AVENUE, SUITE 2200                  NEW YORK, NEW YORK  10022
 DALLAS, TEXAS  75201-6776                         (212) 735-3500
       (214) 740-8522


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger described in the enclosed Proxy
Statement/Prospectus have been satisfied or waived.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE

=====================================================================================================
                                                    PROPOSED
                                                     MAXIMUM
   TITLE OF EACH CLASS OF SECURITIES                AGGREGATE                          AMOUNT OF
          TO BE REGISTERED (1)                   OFFERING PRICE (2)              REGISTRATION FEE (3)
- -----------------------------------------------------------------------------------------------------
Common Stock, $1.00 par
value (including the attached
Preferred Share Purchase Rights)                 $41,748,808                           $5,779
=====================================================================================================

 (1) This Registration Statement relates to (i) the shares of common stock, par value $1.00 per share ("Trinity Common Stock"), of the Registrant issuable to holders of common stock, par value $.01 per share ("Transcisco Common Stock"), of Transcisco Industries, Inc. ("Transcisco") pursuant to the merger described in the enclosed Proxy Statement/Prospectus (the "Merger") and (ii) the Trinity Preferred Share Purchase Rights that will be attached to and represented by the certificates issued for the Trinity Common Stock (which Preferred Share Purchase Rights have no market value independent of the Trinity Common Stock to which they are attached). In the Merger, each share of Transcisco Common Stock issued and outstanding immediately prior to the effective time of the Merger will be converted into, exchanged for, and represent the right to receive 0.1884 of a share of Trinity Common Stock.

 (2) Calculated pursuant to Rule 457(f) based on the number of shares of Transcisco Common Stock outstanding as of July 15, 1996, using a value of $5.875 per share (the average of the high and low sales prices reported on the American Stock Exchange on July 15, 1996).

 (3) Pursuant to Rule 457(b), the registration fee has been reduced by the $8,616 paid on July 3, 1996 upon the filing with the Securities and Exchange Commission, pursuant to the Securities Exchange Act of 1934, as amended, of Transcisco's preliminary proxy materials with respect to the proposed Merger.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

================================================================================

                       CROSS REFERENCE SHEET PURSUANT TO
        ITEM 501(B) OF REGULATION S-K, SHOWING THE LOCATION IN THE PROXY STATEMENT/PROSPECTUS OF THE INFORMATION REQUIRED BY PART I OF FORM S-4.

                 S-4 ITEM NUMBER AND CAPTION                        LOCATION IN PROXY STATEMENT/PROSPECTUS
                -----------------------------                       --------------------------------------
A.   INFORMATION ABOUT THE TRANSACTION.

 1.  Forepart of Registration Statement and Outside
        Front Cover Page of Prospectus  . . . . . . . . .     Outside Front Cover Page of Proxy
                                                              Statement/Prospectus

 2.  Inside Front and Outside Back Cover Pages of
        Prospectus  . . . . . . . . . . . . . . . . . . .     Available Information; Incorporation of Certain
                                                              Documents by Reference; Table of Contents

 3.  Risk Factors, Ratio of Earnings to Fixed Charges
        and Other Information . . . . . . . . . . . . . .     Summary; Selected Historical Financial Data of
                                                              Trinity; Selected Historical Financial
                                                              Data of Transcisco; Selected Per Share and Other
                                                              Data; Risk Factors

 4.  Terms of the Transaction   . . . . . . . . . . . . .     Summary; The Proposed Merger; Description of
                                                              Trinity Capital Stock; Comparison of
                                                              Stockholder Rights

 5.  Pro Forma Financial Information  . . . . . . . . . .     *

 6.  Material Contacts with the Company Being
        Acquired  . . . . . . . . . . . . . . . . . . . .     Summary; The Proposed Merger

 7.  Additional Information Required for Reoffering by
        Persons and Parties Deemed to be
        Underwriters  . . . . . . . . . . . . . . . . . .     *

 8.  Interests of Named Experts and Counsel   . . . . . .     Legal Matters; Experts

 9.  Disclosure of Commission Position on
        Indemnification for Securities Act Liabilities  .     *

B.   INFORMATION ABOUT THE REGISTRANT.

10.  Information With Respect to S-3 Registrants  . . . .     *

11.  Incorporation of Certain Information by
        Reference . . . . . . . . . . . . . . . . . . . .     *

12.  Information With Respect to S-2 or S-3
        Registrants . . . . . . . . . . . . . . . . . . .     Incorporation of Certain Documents by Reference;
                                                              Certain Information Regarding Trinity and Trinity
                                                              Y; Selected Historical Financial Data of Trinity

                 S-4 ITEM NUMBER AND CAPTION                      LOCATION IN PROXY STATEMENT/PROSPECTUS
                -----------------------------                     ---------------------------------------
13.  Incorporation of Certain Information by
        Reference . . . . . . . . . . . . . . . . . . . . .   Incorporation of Certain Documents by Reference

14.  Information With Respect to Registrants Other
        Than S-3 or S-2 Registrants . . . . . . . . . . . .   *


C.   INFORMATION ABOUT THE COMPANY BEING ACQUIRED.

15.  Information With Respect to S-3 Companies  . . . . . .   *

16.  Information With Respect to S-2 or S-3
        Companies . . . . . . . . . . . . . . . . . . . . .   Incorporation  of  Certain Documents  by Reference;
                                                              Certain Information Regarding  Transcisco; Selected
                                                              Historical Financial Data of Transcisco

17.  Information With Respect to Companies Other
        Than S-2 or S-3 Companies . . . . . . . . . . . . .   *

D.   VOTING AND MANAGEMENT INFORMATION.

18.  Information if Proxies, Consents or Authorizations
        Are to be Solicited . . . . . . . . . . . . . . . .   Cover Page of Proxy Statement/Prospectus;
                                                              Incorporation of Certain Documents by
                                                              Reference; Summary; The Meeting; The
                                                              Proposed Merger

19.  Information if Proxies, Consents or Authorizations
        Are Not to be Solicited, or in an Exchange
        Offer . . . . . . . . . . . . . . . . . . . . . . .   *

- --------------------
*Omitted because not required, inapplicable or answer is negative.

                          TRANSCISCO INDUSTRIES, INC.
                       601 CALIFORNIA STREET, SUITE 1301
                            SAN FRANCISCO, CA  94108


                                                                   July 19, 1996


Dear Fellow Stockholder:

                 You are cordially invited to attend the 1996 Annual Meeting of Stockholders of Transcisco Industries, Inc., a Delaware corporation ("Transcisco"), to be held at the Financial District Holiday Inn, 750 Kearny Street, San Francisco, California, at 12:00 p.m., local time, on September 3, 1996, and any adjournment or postponement thereof (the "Meeting"). A Notice of the Meeting, a proxy card, and a Proxy Statement/Prospectus containing information about the matters to be acted upon are enclosed. All holders of outstanding shares of Transcisco's common stock, par value $.01 per share ("Transcisco Common Stock"), as of the close of business on July 15, 1996 (the "Record Date") are entitled to notice of and to vote at the Meeting.

                 At the Meeting, Transcisco's stockholders will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of June 17, 1996 (the "Merger Agreement"), by and among Transcisco, Trinity Industries, Inc., a Delaware corporation ("Trinity"), and Trinity Y, Inc., a Delaware corporation and a wholly-owned subsidiary of Trinity ("Trinity Y"). Pursuant to the Merger Agreement, Trinity Y would be merged (the "Merger") with and into Transcisco, which will continue in existence as a wholly-owned subsidiary of Trinity.

                 In the Merger, and as more fully described in the accompanying Proxy Statement/Prospectus and in the Merger Agreement included as an annex thereto, each share of Transcisco Common Stock outstanding prior to the effective time of the Merger will be converted into, exchanged for, and represent the right to receive 0.1884 (the "Exchange Ratio") of a share of the common stock (together with the attached Trinity Preferred Share Purchase Rights), par value $1.00 per share ("Trinity Common Stock"), of Trinity. No fractional shares of Trinity Common Stock will be issued in the Merger, and each record holder of Transcisco Common Stock who would otherwise be entitled to receive a fraction of a share of Trinity Common Stock will be entitled to receive a cash payment in lieu thereof.

                 TRANSCISCO'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. The Board reached this decision after careful consideration of a number of factors, including the opinion of Schroder Wertheim & Co. Incorporated ("Schroder Wertheim"), Transcisco's financial advisor, to the effect that the Exchange Ratio is fair to Transcisco stockholders from a financial point of view. The full opinion of Schroder Wertheim, dated as of the date of the accompanying Proxy Statement/Prospectus, is included as Annex B to the accompanying Proxy Statement/Prospectus, and stockholders are urged to read the opinion in its entirety.

                 At the Meeting, Transcisco's stockholders will also be asked to (i) elect two Class I directors to hold office until the consummation of the Merger, or if the Merger is not consummated, until the due election and qualification of such directors' successors; (ii) approve an increase in the number of shares of Transcisco Common Stock issuable under Transcisco's Amended and Restated (1994) Stock Option Plan; (iii) ratify the selection of Ernst & Young LLP as Transcisco's independent auditors for the fiscal year ending March 31, 1997; and (iv) transact such other business as may properly come before the Meeting. Transcisco's Board of Directors recommends a vote FOR election of its nominees as directors, a vote FOR the approval of an increase in the number of shares issuable under Transcisco's Amended and Restated (1994) Stock Option Plan, and a vote FOR the ratification of the selection of Ernst & Young LLP as Transcisco's independent auditors for the fiscal year ending March 31, 1997.

                 The accompanying Proxy Statement/Prospectus provides a detailed description of the proposed Merger, as well as the other items of business scheduled for the Meeting. We urge you to read and consider it carefully. A Letter of Transmittal which you can use to exchange your Transcisco Common Stock is being mailed to holders of record of Transcisco Common Stock with the accompanying Proxy Statement/Prospectus.

                 In view of the importance of the actions to be taken at the Meeting, we urge you to read the enclosed material carefully and to complete, sign, and date the enclosed proxy card and return it promptly in the enclosed prepaid envelope, whether or not you plan to attend the Meeting. If you attend the Meeting, you may vote your shares personally whether or not you have previously submitted a proxy. Your prompt cooperation will be greatly appreciated.


                                    Sincerely yours,


   EUGENE M. ARMSTRONG                           STEVEN L. PEASE
   Chairman of the Board of Directors            President and Chief Executive
                                                   Officer


                            YOUR VOTE IS IMPORTANT.
                PLEASE COMPLETE AND RETURN YOUR PROXY PROMPTLY.
    FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

                          TRANSCISCO INDUSTRIES, INC.
                       601 CALIFORNIA STREET, SUITE 1301
                            SAN FRANCISCO, CA 94108


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 3, 1996


To The Stockholders of
Transcisco Industries, Inc.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Transcisco Industries, Inc., a Delaware corporation ("Transcisco"), will be held on September 3, 1996, at 12:00 p.m., local time, at the Financial District Holiday Inn, 750 Kearny Street, San Francisco, California, and any adjournments or postponements thereof (the "Meeting"), for the following purposes:

         1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 17, 1996 (the "Merger Agreement"), by and among Transcisco, Trinity Industries, Inc., a Delaware corporation ("Trinity"), and Trinity Y, Inc., a Delaware corporation and a wholly-owned subsidiary of Trinity ("Trinity Y"). Pursuant to the Merger Agreement, Trinity Y would be merged (the "Merger") with and into Transcisco, which will continue in existence as a wholly-owned subsidiary of Trinity. In the Merger, and as more fully described in the accompanying Proxy Statement/Prospectus and in the Merger Agreement included as an annex thereto, each share of Transcisco common stock, par value $.01 per share ("Transcisco Common Stock"), outstanding prior to the effective time of the Merger will be converted into, exchanged for, and represent the right to receive 0.1884 of a share of the common stock (together with the attached Trinity Preferred Share Purchase Rights), par value $1.00 per share, of Trinity ("Trinity Common Stock"). No fractional shares of Trinity Common Stock will be issued in the Merger, and each holder of Transcisco Common Stock who would otherwise be entitled to receive a fraction of a share of Trinity Common Stock will be entitled to receive a cash payment in lieu thereof;

         2. To elect two Class I directors to hold office until the consummation of the Merger, or if the Merger is not consummated, until such directors' successors are duly elected and qualified;

         3. To approve an increase in the number of shares of Transcisco Common Stock issuable under Transcisco's Amended and Restated (1994) Stock Option Plan;

         4. To ratify the selection of Ernst & Young LLP as Transcisco's independent auditors for the fiscal year ending March 31, 1997; and

         5. To transact such other business as may properly come before the Meeting.

         Only holders of record of shares of Transcisco Common Stock as of the close of business on July 15, 1996 are entitled to notice of and to vote at the Meeting. The list of Transcisco stockholders entitled to vote at the Meeting will be available for examination during the ten days prior to the Meeting at the principal executive offices of Transcisco, 601 California Street, Suite 1301, San Francisco, California 94108.

         Under the Delaware General Corporation Law, holders of Transcisco Common Stock who object to the Merger will not be entitled to dissenters' rights.


                                         By Order of the Board of Directors


                                         GREGORY S. SAUNDERS
                                         Secretary

                                         July 19, 1996

                          TRANSCISCO INDUSTRIES, INC.
                                PROXY STATEMENT
                               -----------------
                            TRINITY INDUSTRIES, INC.
                                   PROSPECTUS
                               -----------------

         This Proxy Statement and Prospectus ("Proxy Statement/Prospectus") relates to the proposed merger (the "Merger") of Trinity Y, Inc., a Delaware corporation ("Trinity Y") and a wholly-owned subsidiary of Trinity Industries, Inc., a Delaware corporation ("Trinity"), with and into Transcisco Industries, Inc. ("Transcisco"), a Delaware corporation, pursuant to an Agreement and Plan of Merger, dated as of June 17, 1996 (the "Merger Agreement"), by and among Transcisco, Trinity and Trinity Y.

         In the Merger, Trinity Y would be merged with and into Transcisco, which will continue in existence as a wholly-owned subsidiary of Trinity, and each share of Transcisco's common stock, par value $.01 per share ("Transcisco Common Stock"), outstanding prior to the Merger, will be converted into, exchanged for, and represent the right to receive 0.1884 (the "Exchange Ratio") of a share of the common stock (together with the attached Trinity Preferred Share Purchase Rights), par value $1.00 per share ("Trinity Common Stock"), of Trinity. No fractional shares of Trinity Common Stock will be issued in the Merger, and each record holder of Transcisco Common Stock who would otherwise be entitled to receive a fraction of a share of Trinity Common Stock will be entitled to receive a cash payment in lieu thereof.

         On July 15, 1996, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, the closing price of Trinity Common Stock as reported on the New York Stock Exchange (the "NYSE") Composite Tape was $32.125 per share and the closing price of Transcisco Common Stock reported on the American Stock Exchange (the "AMEX") Composite Tape was $5.750 per share.

         This Proxy Statement/Prospectus constitutes both the proxy statement of Transcisco relating to the solicitation of proxies by its Board of Directors for use at the annual meeting of Transcisco stockholders to be held on September 3, 1996 (the "Meeting") and the prospectus of Trinity included as part of a Registration Statement filed with the Securities and Exchange Commission (the "Commission") with respect to the shares of Trinity Common Stock issuable in the Merger to holders of Transcisco Common Stock.

         A Letter of Transmittal with which Transcisco stockholders can send their shares of Transcisco Common Stock to the Exchange Agent is enclosed with this Proxy Statement/Prospectus.

         This Proxy Statement/Prospectus and the accompanying form of proxy are first being sent to Transcisco stockholders on or about July 19, 1996.

         IN REVIEWING THIS PROXY STATEMENT/PROSPECTUS, TRANSCISCO STOCKHOLDERS SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE HEADING "RISK FACTORS."

   THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION,
        OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND
            EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
              PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
                   STATEMENT/PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS JULY 19, 1996.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY TRINITY OR TRANSCISCO. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF TRINITY OR TRANSCISCO SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS. HOWEVER, IF ANY MATERIAL CHANGE OCCURS DURING THE PERIOD THAT THIS PROXY STATEMENT/PROSPECTUS IS REQUIRED TO BE DELIVERED, THIS PROXY STATEMENT/PROSPECTUS WILL BE AMENDED AND SUPPLEMENTED ACCORDINGLY. ALL INFORMATION REGARDING TRINITY AND ITS SUBSIDIARIES IN THIS PROXY STATEMENT/PROSPECTUS HAS BEEN SUPPLIED BY TRINITY, AND ALL INFORMATION REGARDING TRANSCISCO AND ITS SUBSIDIARIES IN THIS PROXY STATEMENT/PROSPECTUS HAS BEEN SUPPLIED BY TRANSCISCO.


                             AVAILABLE INFORMATION

         Trinity and Transcisco are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith each files reports, proxy statements, and other information with the Commission. Copies of such reports, proxy statements, and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Additionally, copies of reports, proxy statements, and other information filed with the Commission electronically by each of Trinity and Transcisco may be inspected by accessing the Commission's Internet site at http://www.sec.gov. Certain of the materials filed by Trinity may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, and materials filed by Transcisco may be inspected at the offices of the AMEX, 86 Trinity Place, New York, New York 10006.

         Trinity has filed with the Commission a Registration Statement on Form S-4 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Trinity Common Stock to be issued pursuant to the Merger Agreement. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission by Trinity (File No. 1-6903) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

 (1) Annual Report on Form 10-K for the fiscal year ended March 31, 1996; provided that only the following sections of Trinity's 1996 Annual Report to Stockholders, incorporated by reference in the Annual Report on Form 10-K, are incorporated by reference in this Proxy Statement/Prospectus:
      "Corporate Profile" (page 3), "Financial Summary" (page 15), "Management's Discussion and Analysis of Financial Condition" (pages 16-17), "Division Officers" (page 30), "Report of Independent Auditors" (page 29) and financial statements and supplementary data (pages 18-29). Portions of Trinity's 1996 Annual Report to Stockholders not enumerated above are not hereby incorporated. A copy of Trinity's Annual Report on Form 10-K appears as Annex C to this Proxy Statement/Prospectus.

 (2) Proxy Statement for Trinity's 1996 Annual Meeting of Stockholders; provided that only the following portions of such Proxy Statement are incorporated by reference in this Proxy Statement/Prospectus: "Voting Securities and Stockholders" (page 2), "Election of Directors" (pages 3-4), and "Executive Compensation and Other Matters" (page 6). Portions of the Proxy Statement for Trinity's 1996 Annual Meeting of Stockholders not enumerated above are not hereby incorporated.

 (3)  Current Report on Form 8-K, dated June 29, 1996.

 (4) All other documents filed by Trinity subsequent to the filing of this Proxy Statement/Prospectus pursuant to Section 13(a) or 15(d) of the Exchange Act and prior to the date of the final adjournment of the Meeting.

     The following documents filed with the Commission by Transcisco (File No. 1-9051) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

 (1) Annual Report on Form 10-K for the fiscal year ended March 31, 1996. A copy of Transcisco's Annual Report on Form 10-K (without exhibits thereto) appears as Annex D to this Proxy Statement/Prospectus.

 (2) All other documents filed by Transcisco subsequent to the filing of this Proxy Statement/Prospectus pursuant to Section 13(a) or 15(d) of the Exchange Act and prior to the date of the final adjournment of the Meeting.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

     This Proxy Statement/Prospectus incorporates by reference documents relating to Trinity and Transcisco which are not presented herein or delivered herewith. These documents (not including exhibits to such documents other than exhibits specifically incorporated by reference into such documents) are available without charge to any person including any beneficial owner, to whom this Proxy Statement/Prospectus is delivered, upon written or oral request of such person. Requests for such documents relating to Trinity should be directed to Trinity, P.O. Box 568887, Dallas, Texas 75356-8887, Attention: F. Dean Phelps; telephone number (214) 631-4420, and documents relating to Transcisco should be directed to Transcisco, 601 California Street, Suite 1301, San Francisco, California 94108, Attention: Gregory S. Saunders, telephone number (415) 477-9703. To assure timely delivery of such documents, requests for such documents should be made no later than August 26, 1996.

                               TABLE OF CONTENTS

                                                  Page                                                     Page
                                                  ----                                                     ----
AVAILABLE INFORMATION . . . . . . . . . . . . . .   2             Indemnification of Transcisco's
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE .   3                 Directors and Officers . . . . . . .  33
SUMMARY OF PROXY STATEMENT/ PROSPECTUS  . . . . .   6             Employment Agreements  . . . . . . . . .  33
MARKET PRICE DATA AND DIVIDENDS . . . . . . . . .  14             Other Matters  . . . . . . . . . . . . .  34
SELECTED HISTORICAL FINANCIAL DATA OF TRINITY . .  15         Plans for Transcisco after the Merger  . . .  34
SELECTED HISTORICAL FINANCIAL DATA OF TRANSCISCO   16         The Merger Agreement . . . . . . . . . . . .  34
RISK FACTORS  . . . . . . . . . . . . . . . . . .  18             The Merger . . . . . . . . . . . . . . .  34
    Risks Associated with Railcar Segment   . . .  18             Conversion of Shares of Transcisco
    Risks Associated with Marine Products                         Common Stock . . . . . . . . . . . . . .  34
         Segment  . . . . . . . . . . . . . . . .  18             Treatment of Transcisco's Options  . . .  35
    Risks Associated with Construction Products                   Directors and Officers . . . . . . . . .  35
         Segment  . . . . . . . . . . . . . . . .  18             Charter and Bylaws . . . . . . . . . . .  35
    Environmental Matters   . . . . . . . . . . .  19             Representations and Warranties . . . . .  35
    Competition   . . . . . . . . . . . . . . . .  19             Covenants of Transcisco, Trinity, and
INTRODUCTION  . . . . . . . . . . . . . . . . . .  20                 Trinity Y  . . . . . . . . . . . . .  35
CERTAIN INFORMATION REGARDING TRINITY AND                         Conditions to the Merger . . . . . . . .  37
    TRINITY Y   . . . . . . . . . . . . . . . . .  21             Termination  . . . . . . . . . . . . . .  37
    General   . . . . . . . . . . . . . . . . . .  21             Termination Fee  . . . . . . . . . . . .  38
    Recent Developments   . . . . . . . . . . . .  21         Accounting Treatment . . . . . . . . . . . .  38
CERTAIN INFORMATION REGARDING TRANSCISCO  . . . .  21         Regulatory Filings and Approvals . . . . . .  38
    General   . . . . . . . . . . . . . . . . . .  21             Antitrust  . . . . . . . . . . . . . . .  38
THE MEETING . . . . . . . . . . . . . . . . . . .  22         State Anti-Takeover Statutes . . . . . . . .  39
    General   . . . . . . . . . . . . . . . . . .  22         Certain Federal Income Tax Consequences of
    Record Date   . . . . . . . . . . . . . . . .  22             the Merger . . . . . . . . . . . . . . .  39
    Quorum  . . . . . . . . . . . . . . . . . . .  22         Restrictions on Sales of Shares by
    Votes Required; Voting Rights   . . . . . . .  22             Affiliates . . . . . . . . . . . . . . .  40
    Dissenters' Rights  . . . . . . . . . . . . .  23         Stock Exchange Listing . . . . . . . . . . .  40
    Solicitation of Proxies   . . . . . . . . . .  23         Dissenters' Rights . . . . . . . . . . . . .  40
THE PROPOSED MERGER . . . . . . . . . . . . . . .  24    DESCRIPTION OF TRINITY CAPITAL STOCK  . . . . . .  40
    General   . . . . . . . . . . . . . . . . . .  24         General  . . . . . . . . . . . . . . . . . .  40
    Closing; Effective Time   . . . . . . . . . .  24         Trinity Common Stock . . . . . . . . . . . .  40
    Conversion of Shares; Fractional Shares   . .  24         Trinity Preferred Stock  . . . . . . . . . .  41
    Exchange of Certificates  . . . . . . . . . .  25         Delaware Anti-Takeover Law and Certain Anti-
    Background of the Merger  . . . . . . . . . .  25             Takeover Provisions  . . . . . . . . . .  41
    Recommendation of the Transcisco Board and                    Trinity Rights Plan  . . . . . . . . . .  41
         Transcisco's Reasons for the Merger  . .  27             Trinity Preferred Stock  . . . . . . . .  41
    Projected Financial Information for                           Advance Notice of Director Nominations .  41
         Transcisco . . . . . . . . . . . . . . .  27             Delaware Anti-Takeover Statute . . . . .  42
    Opinion of Transcisco's Financial Advisor   .  29         Transfer Age and Registrar . . . . . . . . .  42
         Analysis of Purchase Price Premiums to          DESCRIPTION aOF TRANSCISCO CAPITAL
             Market Price . . . . . . . . . . . .  30         STOCK . . . . . . . . . . . . . . . . . . . . 42
         Trinity Common Stock Price Analysis  . .  30         General . . . . . . . . . . . . . . . . . . . 42
         Valuation of Transcisco  . . . . . . . .  31         Transisco Common Stock  . . . . . . . . . . . 42
         Transcisco Rail Services . . . . . . . .  31         Transisco Preferred Stock . . . . . . . . . . 42
         Transcisco L31sTransciscoyTrading Company 32         Delaware Anti-Takeover Law and Certain
                                                                  Anti-Takeover Provisions  . . . . . . . . 43
         Other  . . . . . . . . . . . . . . . . .  32             Transisco Stockholder Rights Plan . . . . 43
         Summary  . . . . . . . . . . . . . . . .  32             Transisco Preferred Stock . . . . . . . . 43
    Trinity's Reasons for the Merger  . . . . . .  33             Classified Board of Directors . . . . . . 43
    Interests of Certain Persons in the Merger  .  33             Advance Notice of Director Nominations. . 43
         General  . . . . . . . . . . . . . . . .  33             Delaware Anti-Takeover Statute. . . . . . 44
                                                                  Transfer Agent and Registrar. . . . . . . 44
                                                                  COMPARISON OF STOCKHOLDER RIGHTS  . . . . 44


    Authorized Capital Stock  . . . . . . . . . .  44
    Voting Rights   . . . . . . . . . . . . . . .  44
    Amendments to Charter and Bylaws  . . . . . .  44

    Preemptive Rights; Cumulative Voting  . . . .  45
    Board of Directors  . . . . . . . . . . . . .  45
    Removal of Directors  . . . . . . . . . . . .  45
    Newly-Created Directorships and Vacancies   .  45
    Nomination of Directors   . . . . . . . . . .  45
    Stockholder Proposals   . . . . . . . . . . .  45
    Special Meetings of the Stockholders  . . . .  46
    Stockholder Action by Written Consent   . . .  46
    Limitation on Director's Liability  . . . . .  46
    Indemnification   . . . . . . . . . . . . . .  46
ELECTION OF DIRECTORS . . . . . . . . . . . . . .  46
    Nominees for Election   . . . . . . . . . . .  46
    Background of Nominees  . . . . . . . . . . .  47
BOARD MEETINGS AND COMMITTEES . . . . . . . . . .  47
RATIFICATION OF SELECTION OF
    INDEPENDENT AUDITORS  . . . . . . . . . . . .  48
APPROVAL TO INCREASE THE NUMBER
    OF SHARES ISSUABLE UNDER THE
    AMENDED AND RESTATED (1994)
    STOCK OPTION PLAN   . . . . . . . . . . . . .  48
    General   . . . . . . . . . . . . . . . . . .  48
    Administration of the Plan  . . . . . . . . .  48
    Options   . . . . . . . . . . . . . . . . . .  49
    Adjustments Upon Change in Capitalization   .  49
    U.S. Federal Income Tax Consequences  . . . .  50
    Nonstatutory Stock Options  . . . . . . . . .  50
    Incentive Stock Options   . . . . . . . . . .  50
LEGAL MATTERS . . . . . . . . . . . . . . . . . .  51
EXPERTS . . . . . . . . . . . . . . . . . . . . .  51
STOCKHOLDER PROPOSALS . . . . . . . . . . . . . .  51

ANNEX A Agreement and Plan of Merger, dated as of June 17, 1996, by and among Transcisco
         Industries, Inc., Trinity Industries, Inc.
         and Trinity Y
ANNEX B  Opinion of Schroder Wertheim & Co.
         Incorporated
ANNEX C Trinity's Annual Report on Form 10-K for the fiscal year ended March 31, 1996
ANNEX D  Transcisco's Annual Report on Form 10-K
         (without exhibits thereto) for the
         fiscal year ended March 31, 1996

                     SUMMARY OF PROXY STATEMENT/PROSPECTUS

         The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. It is not, and is not intended to be, complete in itself. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement/Prospectus, including the Annexes hereto which are a part of this Proxy Statement/Prospectus. Stockholders are encouraged to read carefully all of the information contained in this Proxy Statement/Prospectus.

         TRANSCISCO STOCKHOLDERS SHOULD CONSIDER CAREFULLY THE INFORMATION SET FORTH HEREIN UNDER THE HEADING "RISK FACTORS" IN ADDITION TO THE OTHER INFORMATION PRESENTED HEREIN.

THE COMPANIES

Trinity Industries, Inc. and Trinity Y, Inc. . .  Trinity, with headquarters in Dallas, Texas, manu-
                                                  factures and markets a wide
                                                  variety of products,
                                                  principally in six
                                                  business segments: Railcars,
                                                  Marine Products, Construction
                                                  Products, Containers, Metal
                                                  Components, and Leasing.  The
                                                  principal  executive offices
                                                  of Trinity are located at
                                                  2525 Stemmons Freeway,
                                                  Dallas, Texas  75207, and its
                                                  telephone number is (214)
                                                  631-4420.  Trinity Y is a
                                                  direct, wholly-owned
                                                  subsidiary of Trinity,
                                                  organized under the laws of
                                                  the State of Delaware  solely
                                                  for the purpose of merging
                                                  with Transcisco.  Trinity Y
                                                  is not engaged in any
                                                  business operations.  The
                                                  mailing address and telephone
                                                  number for Trinity Y are the
                                                  same as those for Trinity.
                                                  See "CERTAIN INFORMATION
                                                  REGARDING TRINITY AND TRINITY
                                                  Y."

Transcisco Industries, Inc. . . . . . . . . . . . Transcisco, with headquarters in San
                                                  Francisco, California, is a
                                                  holding company whose primary
                                                  lines of business include (i)
                                                  nationwide railcar
                                                  maintenance through
                                                  Transcisco Rail Services
                                                  Company, operating ten
                                                  railcar repair and
                                                  maintenance facilities across
                                                  the United States; (ii)
                                                  specialty railcar leasing and
                                                  management services through
                                                  Transcisco Leasing Company,
                                                  providing innovative railcar
                                                  leasing and management
                                                  services for large utilities
                                                  and Class I railroads; and
                                                  (iii) Russian rail
                                                  transportation services
                                                  through Transcisco Trading
                                                  Company, a 23.5% shareholder
                                                  of SFAT, Russia's leading
                                                  privately-held rail
                                                  transportation firm. SFAT's
                                                  5,500 tankcar fleet is used
                                                  to transport petroleum and
                                                  petrochemicals for export.
                                                  The principal executive
                                                  offices of Transcisco are
                                                  located at 601 California
                                                  Street, Suite 1301, San
                                                  Francisco, California 94108,
                                                  and its telephone number is
                                                  (415) 477-9700.  See "CERTAIN
                                                  INFORMATION REGARDING
                                                  TRANSCISCO."

Trading Markets and Market Price Data . . . . . . Shares of Transcisco Common
                                                  Stock are listed and traded
                                                  on the AMEX under the symbol
                                                  "TNI." Shares of Trinity
                                                  Common Stock are listed and
                                                  traded on the NYSE under the
                                                  symbol "TRN."  The closing
                                                  prices of Transcisco Common
                                                  Stock and Trinity Common
                                                  Stock on May 3, 1996, the
                                                  last full trading day prior
                                                  to the announcement that
                                                  Transcisco and Trinity had
                                                  entered into a letter of
                                                  intent in contemplation of
                                                  the Merger,
                                                  were $5.625 per share, as
                                                  reported by the AMEX
                                                  Composite Tape, and
                                                  $34.50 per share, as reported
                                                  by the NYSE Composite Tape,
                                                  respectively.   The closing
                                                  prices of Transcisco Common
                                                  Stock and Trinity Common
                                                  Stock on June 17, 1996, the
                                                  last full trading day prior
                                                  to the announcement that
                                                  Transcisco and Trinity had
                                                  entered into the Merger
                                                  Agreement, were $5.75 per
                                                  share, as reported by the
                                                  AMEX Composite Tape, and
                                                  $35.25 per share, as reported
                                                  by the NYSE Composite Tape,
                                                  respectively.  On July 15,
                                                  1996, the most recent
                                                  practicable date prior to the
                                                  printing of this Proxy
                                                  Statement/Prospectus, the
                                                  closing price of Transcisco
                                                  Common Stock, as reported by
                                                  the AMEX Composite Tape, was
                                                  $5.750 per share, and the
                                                  closing price of Trinity
                                                  Common Stock, as reported by
                                                  the NYSE Composite Tape, was
                                                  $32.125 per share.  See
                                                  "MARKET PRICE DATA AND
                                                  DIVIDENDS."

THE MEETING

Time, Date and Place  . . . . . . . . . . . . . . The Meeting will be held on
                                                  September 3, 1996, at
                                                  12:00 p.m., local time, at
                                                  the Financial District
                                                  Holiday Inn, 750 Kearny
                                                  Street, San Francisco,
                                                  California.

Purpose of the Meeting  . . . . . . . . . . . . . Holders of Transcisco Common
                                                  Stock will be asked to:
                                                  (i) consider and vote upon
                                                  a proposal to approve and
                                                  adopt the Merger Agreement,
                                                  by and among Transcisco,
                                                  Trinity, and Trinity Y,
                                                  pursuant to which Trinity Y
                                                  will be merged with
                                                  and into Transcisco, which
                                                  would continue in existence
                                                  as a wholly-owned subsidiary
                                                  of Trinity; (ii) elect two
                                                  Class I directors to hold
                                                  office until the consummation
                                                  of the Merger, or if the
                                                  Merger is not consummated,
                                                  until the due election and
                                                  qualification of such
                                                  directors' successors; (iii)
                                                  approve an increase in the
                                                  number of shares of
                                                  Transcisco Common Stock
                                                  issuable under Transcisco's
                                                  Amended and Restated (1994)
                                                  Stock Option Plan; (iv)
                                                  ratify the selection of Ernst
                                                  & Young LLP as Transcisco's
                                                  independent auditors for the
                                                  fiscal year ending March 31,
                                                  1997; and (v) transact such
                                                  other business as may
                                                  properly come before the
                                                  Meeting.

Record Date . . . . . . . . . . . . . . . . . . . Only stockholders of record of Transcisco
                                                  Common Stock at the close of
                                                  business on July 15, 1996
                                                  (the "Record Date") are
                                                  entitled to notice of and to
                                                  vote at the Meeting. On such
                                                  date, there were outstanding
                                                  5,412,725 shares of
                                                  Transcisco Common Stock held
                                                  by 338 holders of
                                                  record.  See "THE
                                                  MEETING--Record Date."

Voting Rights . . . . . . . . . . . . . . . . . . Each share of
                                                  Transcisco Common Stock is
                                                  entitled to one vote with
                                                  respect to each matter
                                                  properly presented at the
                                                  Meeting.  See "DESCRIPTION OF
                                                  TRANSCISCO CAPITAL
                                                  STOCK--Transcisco Common
                                                  Stock" and "THE
                                                  MEETING--Votes Required;
                                                  Voting Rights."

Quorum; Votes Required  . . . . . . . . . . . . . The presence, in person or by proxy, at the
                                                  Meeting of the holders of a
                                                  majority of the shares of
                                                  Transcisco Common Stock
                                                  outstanding and entitled to
                                                  vote at the Meeting is
                                                  necessary to constitute a
                                                  quorum. The approval of the
                                                  Merger Agreement requires the
                                                  affirmative vote of holders
                                                  of a majority of the
                                                  outstanding shares of
                                                  Transcisco Common Stock.  The
                                                  approval of an increase in
                                                  the number of shares issuable
                                                  under Transcisco's Amended
                                                  and Restated (1994) Stock
                                                  Option Plan and the
                                                  ratification of the selection
                                                  of Ernst & Young LLP as
                                                  Transcisco's independent
                                                  auditors for the fiscal year
                                                  ending March 31, 1997 will
                                                  each require the affirmative
                                                  vote of the holders of a
                                                  majority of the shares of
                                                  Transcisco Common Stock
                                                  present at the Meeting, in
                                                  person or by proxy, and
                                                  entitled to vote.  The
                                                  election of two Class I
                                                  directors will require a
                                                  plurality of the votes cast
                                                  in the election of directors.

Security Ownership of
Transcisco's Management   . . . . . . . . . . . . As of the Record
                                                  Date, the directors and
                                                  executive officers of
                                                  Transcisco (nine persons)
                                                  owned beneficially an
                                                  aggregate of 2,116,774
                                                  shares of the Transcisco
                                                  Common Stock (constituting
                                                  approximately 31.13% of
                                                  the outstanding shares), of
                                                  which 1,292,038 shares
                                                  (constituting approximately
                                                  19.00% of the outstanding
                                                  shares) were deemed
                                                  beneficially owned as a result
                                                  of the ownership of options to
                                                  purchase such shares and which
                                                  cannot be voted at the
                                                  Meeting.  See "SECURITY
                                                  OWNERSHIP--Security Ownership
                                                  of Certain Beneficial Owners,
                                                  Directors and Management of
                                                  Transcisco."  To the knowledge
                                                  of Trinity, no executive
                                                  officer or director of Trinity
                                                  owns any shares of Transcisco
                                                  Common Stock.

Revocability of Proxy . . . . . . . . . . . . . . Any Transcisco stockholder who executes and
                                                  returns a proxy may revoke
                                                  such proxy at any time before
                                                  it is voted by (i) notifying
                                                  in writing the corporate
                                                  secretary (the "Corporate
                                                  Secretary") of Transcisco at
                                                  601 California Street, Suite
                                                  1301, San Francisco,
                                                  California 94108, (ii)
                                                  granting a subsequent proxy,
                                                  or (iii) appearing in person
                                                  and voting at the Meeting.
                                                  Attendance at the Meeting
                                                  will not in and of itself
                                                  constitute revocation of a
                                                  proxy.

THE PROPOSED MERGER

General . . . . . . . . . . . . . . . . . . . . . At the Effective
                                                  Time (as defined below),
                                                  pursuant to the Merger
                                                  Agreement, Trinity Y will be
                                                  merged with and into
                                                  Transcisco, which will
                                                  continue in existence as a
                                                  wholly-owned subsidiary of
                                                  Trinity (the "Surviving
                                                  Corporation" as distinguished
                                                  from Transcisco prior to the
                                                  Merger).

Closing; Effective Time . . . . . . . . . . . . . The Merger will become effective upon the
                                                  filing of a certificate of
                                                  merger with the Secretary of
                                                  State of the State of
                                                  Delaware in accordance with
                                                  the Delaware General
                                                  Corporation Law (the

                                                  "DGCL") (the "Effective
                                                  Time").  Such filing will be
                                                  made on the date of the
                                                  closing of the
                                                  Merger (the "Closing" or the
                                                  "Closing Date").  The Closing
                                                  will take place as soon as
                                                  practicable following the
                                                  approval of the Merger
                                                  Agreement by the Transcisco
                                                  stockholders and the
                                                  satisfaction or waiver of the
                                                  other conditions to each
                                                  party's obligation to
                                                  consummate the Merger. See
                                                  "THE PROPOSED
                                                  MERGER--Closing; Effective
                                                  Time."

Conversion of Shares  . . . . . . . . . . . . . . In the Merger, each share of Transcisco Common
                                                  Stock outstanding prior to
                                                  the Effective Time will be
                                                  converted into, exchanged
                                                  for, and represent the right
                                                  to receive 0.1884 (the
                                                  "Exchange Ratio") of a share
                                                  of Trinity Common Stock.

Fractional Shares . . . . . . . . . . . . . . . . Fractional shares of Trinity Stock will not be
                                                  issued in the Merger. Holders
                                                  of Transcisco Common Stock
                                                  will be paid cash in lieu of
                                                  such fractional shares. See
                                                  "THE PROPOSED
                                                  MERGER--Fractional Shares."

Recommendation of the Transcisco Board of
  Directors and Transcisco's Reasons for the
  Merger  . . . . . . . . . . . . . . . . . . . . THE BOARD OF DIRECTORS OF
                                                  TRANSCISCO (THE
                                                  "TRANSCISCO BOARD") BELIEVES
                                                  THAT THE MERGER IS FAIR TO
                                                  AND IN THE BEST INTERESTS OF
                                                  TRANSCISCO AND ITS
                                                  STOCKHOLDERS AND RECOMMENDS
                                                  THAT TRANSCISCO STOCKHOLDERS
                                                  VOTE FOR THE APPROVAL AND
                                                  ADOPTION OF THE MERGER
                                                  AGREEMENT. The Transcisco
                                                  Board has unanimously
                                                  approved the Merger and
                                                  resolved to recommend that
                                                  Transcisco stockholders vote
                                                  for approval and adoption of
                                                  the Merger Agreement. The
                                                  Transcisco Board considered
                                                  many factors in reaching its
                                                  conclusion to approve the
                                                  Merger Agreement and to
                                                  recommend that Transcisco
                                                  stockholders vote for
                                                  approval and adoption of the
                                                  Merger Agreement. See "THE
                                                  PROPOSED
                                                  MERGER--Recommendation of the
                                                  Transcisco Board and
                                                  Transcisco's Reasons for the
                                                  Merger."

Approval by the Trinity Board and
  Trinity's Reasons for the Merger  . . . . . . . The Board of Directors of
                                                  Trinity (the
                                                  "Trinity Board") has
                                                  unanimously approved the
                                                  Merger Agreement and the
                                                  transactions contemplated
                                                  thereby.  The Merger does not
                                                  require the approval of the
                                                  Trinity stockholders. See
                                                  "THE PROPOSED
                                                  MERGER--Trinity's Reasons for
                                                  the Merger."

Opinion of Transcisco's Financial Advisor . . . . Schroder Wertheim &
                                                  Co. Incorporated ("Schroder
                                                  Wertheim") has delivered a
                                                  written opinion to the
                                                  Transcisco Board, dated as of
                                                  June 7, 1996 and as of the
                                                  date of this Proxy
                                                  Statement/Prospectus, to the
                                                  effect that the Exchange
                                                  Ratio provided for by the
                                                  Merger Agreement is fair,
                                                  from a financial point of
                                                  view, to the Transcisco
                                                  stockholders.  Schroder
                                                  Wertheim's opinion is based
                                                  on market, economic,
                                                  and other considerations as
                                                  they existed and could be
                                                  evaluated as of the date the
                                                  opinion was delivered. The
                                                  full opinion of Schroder
                                                  Wertheim, dated as of the
                                                  date of this Proxy
                                                  Statement/Prospectus, is
                                                  included as Annex B to this
                                                  Proxy Statement/Prospectus,
                                                  and stockholders are urged to
                                                  read the opinion in its
                                                  entirety. See "THE PROPOSED
                                                  MERGER--Opinion of
                                                  Transcisco's Financial
                                                  Advisor."

Interests of Certain Persons in the Merger  . . . In considering the recommendation of the
                                                  Transcisco Board with respect
                                                  to the Merger Agreement,
                                                  stockholders should be aware
                                                  that certain members of
                                                  Transcisco's management and
                                                  the Transcisco Board have
                                                  certain interests in the
                                                  Merger that are in addition
                                                  to the interests of
                                                  stockholders of Transcisco
                                                  generally. See "SECURITY
                                                  OWNERSHIP--Security Ownership
                                                  of Certain Beneficial Owners,
                                                  Directors and Management of
                                                  Transcisco." The Transcisco
                                                  Board was aware of these
                                                  interests and considered
                                                  them, among other matters, in
                                                  approving the Merger
                                                  Agreement. See "THE PROPOSED
                                                  MERGER--Interests of Certain
                                                  Persons in the Merger."

Conditions to the Merger  . . . . . . . . . . . . The respective obligations of Transcisco,
                                                  Trinity Y, and Trinity to
                                                  consummate the Merger are
                                                  subject to a number of
                                                  conditions, including (i) the
                                                  approval of the Merger by
                                                  Transcisco's stockholders;
                                                  (ii) the absence of any
                                                  preliminary or permanent
                                                  injunction prohibiting the
                                                  consummation of the Merger;
                                                  (iii) the Registration
                                                  Statement having become
                                                  effective and not being the
                                                  subject of any stop order
                                                  proceedings; (iv) no action
                                                  having been taken by any
                                                  Federal or state governmental
                                                  agency that would prohibit
                                                  Trinity or the Surviving
                                                  Corporation's ownership of
                                                  Transcisco's business assets,
                                                  render Transcisco unable to
                                                  consummate the Merger, or
                                                  make such consummation
                                                  illegal; (v) the approval for
                                                  listing on the NYSE of the
                                                  Trinity Common Stock issuable
                                                  in the Merger; (vi) the
                                                  receipt by  Transcisco of an
                                                  opinion from its counsel to
                                                  the effect that the Merger
                                                  will be treated for federal
                                                  income tax purposes as a
                                                  reorganization within the
                                                  meaning of Section 368(a) of
                                                  the Internal Revenue Code of
                                                  1986, as amended (the
                                                  "Code"); and (vii) the
                                                  receipt by Transcisco of an
                                                  opinion from Schroder
                                                  Wertheim, dated as of the
                                                  closing date of the Merger,
                                                  to the effect that the
                                                  Exchange Ratio is fair to
                                                  Transcisco's stockholders
                                                  from a financial point of
                                                  view. None of the foregoing
                                                  conditions are irrevocable.
                                                  Transcisco and Trinity may
                                                  determine to modify or waive
                                                  any condition to the
                                                  consummation of the Merger,
                                                  provided that no modification
                                                  or waiver by Transcisco that
                                                  requires stockholder approval
                                                  under applicable law,
                                                  Transcisco's amended and
                                                  restated certificate of
                                                  incorporation ("Transcisco
                                                  Certificate of
                                                  Incorporation"), or
                                                  Transcisco's bylaws
                                                  ("Transcisco

                                                  Bylaws") will occur unless
                                                  such approval is obtained.
                                                  In the event a modification or
                                                  waiver by Transcisco is
                                                  contemplated that requires
                                                  stockholder approval under
                                                  applicable law, a supplement
                                                  to this Proxy
                                                  Statement/Prospectus will be
                                                  distributed to stockholders
                                                  and proxies will be
                                                  resolicited.  See "THE
                                                  MEETING--Solicitation of
                                                  Proxies." By letter dated
                                                  as of July 15, 1996, Trinity
                                                  and Transcisco each agreed to
                                                  waive the covenant (and the
                                                  condition that such covenant
                                                  be performed at or prior to
                                                  the Effective Time) that
                                                  required each to use
                                                  reasonable efforts to supply
                                                  the other with a comfort
                                                  letter with respect to the
                                                  financial data contained in
                                                  this Proxy
                                                  Statement/Prospectus.
                                                  Neither Trinity nor
                                                  Transcisco contemplates
                                                  waiving or modifying any of
                                                  the other foregoing
                                                  conditions. See "THE PROPOSED
                                                  MERGER--The Merger
                                                  Agreement--Conditions to the
                                                  Merger."

Other Acquisition Proposals . . . . . . . . . . . The Merger Agreement provides that, prior to the
                                                  consummation or
                                                  termination of the Merger
                                                  Agreement, Transcisco and its
                                                  subsidiaries and
                                                  representatives and agents
                                                  will not initiate, solicit,
                                                  or encourage (including by
                                                  way of furnishing information
                                                  or assistance), or take
                                                  certain other actions to
                                                  facilitate, any inquiries or
                                                  the making of any proposals
                                                  to purchase or acquire any
                                                  equity securities or (except
                                                  in the ordinary course of
                                                  business) assets of, or merge
                                                  or combine with, Transcisco
                                                  or any of its subsidiaries
                                                  (an "Acquisition Proposal"),
                                                  or to enter into discussions
                                                  or negotiate with any person
                                                  or entity with respect to an
                                                  Acquisition Proposal or to
                                                  endorse or obtain an
                                                  Acquisition Proposal, in each
                                                  case subject to certain
                                                  exceptions necessary to
                                                  comply with the Transcisco
                                                  Board's fiduciary obligations
                                                  to the Transcisco
                                                  stockholders. See "THE
                                                  PROPOSED MERGER--The Merger
                                                  Agreement--Other Acquisition
                                                  Proposals."

Termination . . . . . . . . . . . . . . . . . . . The Merger Agreement may be
                                                  terminated and the Merger
                                                  abandoned at any time
                                                  prior to the Closing
                                                  Date (i) by mutual consent of
                                                  Transcisco and Trinity; (ii)
                                                  by Transcisco (a) if a
                                                  condition to the performance
                                                  of the Merger Agreement by
                                                  Transcisco is not fulfilled
                                                  on or before the time
                                                  specified for the fulfillment
                                                  thereof, (b) if any of the
                                                  representations and
                                                  warranties of Trinity and
                                                  Trinity Y that are qualified
                                                  with respect to materiality
                                                  are not true and correct in
                                                  all respects, and the breach
                                                  of the representation and
                                                  warranty is not curable or,
                                                  if curable, is not cured
                                                  within thirty days after
                                                  written notice, (c) if any of
                                                  the representations of
                                                  Trinity and Trinity Y that
                                                  are not qualified with
                                                  respect to materiality are
                                                  not true and correct in all
                                                  material respects, and the
                                                  breach of the representation
                                                  and warranty is not curable
                                                  or, if curable, is not cured
                                                  within thirty days after
                                                  written notice, (d) if there
                                                  has been a material breach of
                                                  any covenants or agreements
                                                  by

================================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                            --------------------

                                  FORM 10-K

                            --------------------

(Mark One)


  [X]     ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

                  For the fiscal year ended March 31, 1996

                                     OR

  [ ]     TRANSITION  REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

     FOR THE TRANSITION PERIOD FROM                          TO

   COMMISSION FILE NUMBER 1-6903

                      TRINITY INDUSTRIES, INC.
      ( Exact name of registrant as specified in its charter)

            DELAWARE                               75-0225040
    ( State of Incorporation)           (I.R.S. Employer Identification No.)

       2525 STEMMONS FREEWAY
           DALLAS, TEXAS                            75207-2401
(Address of principal executive offices)            (Zip Code)

   Registrant's telephone number, including area code  (214) 589-8592

        Securities Registered Pursuant to Section 12(b) of the Act


                                                 Name of each exchange
            Title of each class                   on which registered
            -------------------                   -------------------
         COMMON STOCK, $1.00 PAR VALUE           NEW YORK STOCK EXCHANGE


         Securities Registered Pursuant to Section 12(g) of the Act:

                                    None


                            --------------------

     INDICATE BY CHECK MARK WHETHER THE REGISTRANT (1) HAS FILED ALL REPORTS REQUIRED TO BE FILED BY SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 DURING THE PRECEDING 12 MONTHS AND (2) HAS BEEN SUBJECT TO SUCH FILING REQUIREMENTS FOR THE PAST 90 DAYS.

                                   Yes  [X]    No [ ]

     INDICATE BY CHECK MARK IF DISCLOSURE OF DELINQUENT FILERS PURSUANT TO ITEM 405 OF REGULATION S-K IS NOT CONTAINED HEREIN, AND WILL NOT BE CONTAINED, TO THE BEST OF REGISTRANTS KNOWLEDGE, IN DEFINITIVE PROXY OR INFORMATION STATEMENTS INCORPORATED BY REFERENCE IN PART III OF THIS FORM 10-K OR ANY
AMENDMENT TO THIS FORM 10-K.    [X]

     The aggregate market value of voting stock held by nonaffiliates of the Registrant is $1,413,996,430 as of May 31, 1996.

                                 41,612,062

   ( Number of Shares of common stock outstanding as of May 31, 1996)

================================================================================

                                                    (Continued on reverse side)

(Continued from cover page)



                    DOCUMENTS INCORPORATED BY REFERENCE

         Portions of the registrant's 1996 Annual Report to Stockholders for the fiscal year ended March 31, 1996 are incorporated by reference into Parts I, II, and IV hereof and portions of the Registrant's definitive Proxy Statement for the 1996 Annual Meeting of Stockholders to be held July 17, 1996 are incorporated by reference into Part III hereof.

                                   PART I

Item 1.  Business

         GENERAL DEVELOPMENT OF BUSINESS. Trinity Industries, Inc. (the "Registrant") was originally incorporated under the laws of the State of Texas in 1933. On March 27, 1987, Trinity became a Delaware corporation by merger into a wholly-owned subsidiary of the same name.

         NARRATIVE DESCRIPTION OF BUSINESS AND FINANCIAL INFORMATION ABOUT INDUSTRY SEGMENTS. The Registrant is engaged in the manufacture, marketing, and leasing of a wide variety of products consisting principally of (1) "Railcars" (i.e. railroad freight cars), principally tank cars, hopper cars, gondola cars, intermodal cars and miscellaneous other freight cars; (2) "Marine Products" such as boats, barges and various offshore service vessels for ocean and inland waterway service and military vessels for the United States Government and, to a limited extent, various size vessels for international ocean transportation companies; (3) "Construction Products" such as highway guardrail and highway and railway bridges, power plants, mills, etc, highway safety products, passenger loading bridges and conveyor systems for airports and other people and baggage conveyance requirements, ready-mix concrete production and aggregates including distribution, and providing raw material to owners, contractors and sub-contractors for use in the building and foundation industry; (4) "Containers" such as (a) extremely large, heavy pressure vessels and other heavy welded products including industrial silencers, desalinators, evaporators, and gas processing systems, (b) pressure and non-pressure containers for the storage and transportation of liquefied gases, brewery products and other liquid and dry products, and (c) heat transfer equipment for the chemical, petroleum and petrochemical industries; (5) "Metal Components" such as weld fittings (tees, elbows, reducers, caps, flanges, etc.) used in pressure piping systems and container heads (the ends of pressure and non-pressure containers) for use internally and by other manufacturers of containers; and (6) "Leasing" of Registrant manufactured railcars and barges to various industries.

         Various financial information concerning the Registrant's industry segments for each of the last three fiscal years is included in the Registrant's 1996 Annual Report to Stockholders on page 22 under the heading "Segment Information", and such section is incorporated herein by reference.

         RAILCARS. The Registrant manufactures railroad freight cars, principally pressure and non-pressure tank cars, hopper cars, intermodal cars and gondola cars used for transporting a wide variety of liquids, gases and dry cargo. Tank cars transport products such as liquefied petroleum gas, liquid fertilizer, sulfur, sulfuric acids and corn syrup. Covered hopper cars carry cargo such as grain, dry fertilizer, plastic pellets and cement. Open-top hoppers haul coal, and top-loading gondola cars transport a variety of heavy bulk commodities such as scrap metals, finished flat steel products, machinery and lumber. Intermodal cars transport various products which have been loaded in containers to minimize shipping costs.

         MARINE PRODUCTS. The Registrant manufactures a variety of marine products pursuant to customer orders. It produces various types of vessels for offshore service including supply, crew, fishing and other types of boats. The Registrant is currently constructing various military vessels for both the United States Army and Navy. The Registrant produces river hopper barges which are used to carry coal, grain and miscellaneous commodities. The purchasers of the Registrant's marine products include inland waterway marine operators, offshore oil and gas drillers and operators, international ocean transportation companies, barge transport companies and domestic and foreign governmental authorities.

         CONSTRUCTION PRODUCTS. The construction products manufactured by the Registrant include beams, girders, columns, highway guard rail and highway safety devices and related barrier products, ready-mix concrete and aggregates, passenger loading bridges, and baggage handling systems. These products are used in the bridge, highway construction and building industries and airports. Some of the sales of beams, girders and columns are to general contractors and subcontractors on highway construction projects. Generally, customers for highway guardrail and highway safety devices are highway departments or subcontractors on highway projects. Passenger loading bridges and conveyor systems are generally sold to contractors, airports, or airlines as part of airport terminal equipment. Ready-mix concrete and aggregates are used in the building and foundation industry, and customers include primarily owners, contractors and sub-contractors.

         CONTAINERS. The Registrant is engaged in manufacturing metal containers consisting of extremely large, heavy pressure vessels and other heavy welded products, including industrial silencers, desalinators, evaporators, and gas processing systems for the storage and transportation of liquefied petroleum ("LP") gas and anhydrous ammonia fertilizer. Pressure LP gas containers are utilized at industrial plants, utilities, small businesses and in suburban and rural areas for residential heating and cooking needs. Fertilizer containers are manufactured for highway and rail transport, bulk storage, farm storage and the application and distribution of anhydrous ammonia. The Registrant also makes heat transfer equipment for the chemical, petroleum and petrochemical industries and a complete line of custom vessels, standard steam jacketed kettles, mix cookers, and custom-fabricated cooking vessels for the food, meat, dairy, pharmaceutical, cosmetic and chemical industries.

         METAL COMPONENTS. The metal components manufactured by the Registrant are made from ferrous and non-ferrous metals and their alloys and consist principally of butt weld type fittings, flanges and pressure and non-pressure container heads. The weld fittings include caps, elbows, return bends, concentric and eccentric reducers, full and reducing outlet tees, and a full line of pipe flanges, all of which are pressure rated. The Registrant manufactures and stocks, in standard, extra-heavy and double-extra-heavy weights and in various diameters, weld caps, tees, reducers, elbows, return bends, flanges and also manufactures to customer specifications. The basic raw materials for weld fittings and flanges are carbon steel, stainless steel, aluminum, chrome-moly and other metal tubing or seamless pipe and forgings. The Registrant sells its weld fittings and flanges to distributors and to other manufacturers of weld fittings.

         Container heads manufactured by the Registrant are pressed metal components used in the further manufacture of a finished product. Since the manufacture of container heads requires a substantial investment in heavy equipment and dies, many other manufacturers order container heads from the Registrant. Container heads are manufactured in various shapes and may be pressure rated or non-pressure, depending on the intended use in further manufacture. Other pressed shapes are also hot-or cold-formed to customer requirements.

         LEASING. The company has one wholly-owned leasing subsidiary, Trinity Industries Leasing Company ("TILC"), which was incorporated in 1979. TILC is engaged in leasing specialized types of railcars, consisting of both tank cars and hopper cars, to industrial companies in the petroleum, chemical, grain, food processing, fertilizer and other industries which supply cars to the railroads. At March 31, 1996, TILC had under lease 8,283 railcars. During fiscal year 1995, TILC divested its inventory of river hopper barges previously held for lease. The barges were operated under an agreement which provided for management of the barges. The barges were generally used for movement of commodities on the inland waterway system, primarily the Mississippi and Missouri Rivers.

         Substantially all equipment leased by TILC was purchased from the Registrant at prices comparable to the prices for equipment sold by the Registrant to third parties. As of March 31, 1996, TILC had equipment on lease or available for lease purchased from the Registrant at a cost of $391.5 million. Generally, TILC purchases the equipment to be leased only after a lessee has committed to lease such equipment.

         The volume of equipment purchased and leased by TILC depends upon a number of factors, including the demand for equipment manufactured by the Registrant, the cost and availability of funds to finance the purchase of equipment, the Registrant's decision to solicit orders for the purchase or lease of equipment and factors which may affect the decision of the Registrant's customers as to whether to purchase or lease equipment.

         Although the Registrant is not contractually obligated to offer to TILC equipment proposed to be leased by the Registrant's customers, it is the Registrant's intention to effect all such leasing transactions through TILC. Similarly, while TILC is not contractually obligated to purchase from the Registrant any equipment proposed to be leased, TILC intends to purchase and lease all equipment which the Registrant's customers desire to lease when the lease rentals and other terms of the proposed lease are satisfactory to TILC, subject to the availability and cost of funds to finance the acquisition of the equipment.

         MARKETING, RAW MATERIALS, EMPLOYEES AND COMPETITION. As of March 31, 1996, the Registrant operated in the continental United States and Mexico. The Registrant sells substantially all of its products through its own salesmen operating from offices in Montgomery, Alabama; Elizabethtown and Paducah, Kentucky; Shreveport, Louisiana; Flint, Michigan; St. Louis, Missouri; Gulfport, Mississippi; Asheville, North Carolina; Cincinnati and Girard, Ohio; Beaumont, Dallas/Ft. Worth, Houston and Navasota, Texas; Centerville, Utah; and Mexico. Independent sales representatives are also used to a limited extent. The Registrant markets railcars, containers and metal components throughout the United States. Except in the case of weld fittings, guardrail, and standard size LP gas containers, the Registrant's products are ordinarily fabricated to the customer's specifications pursuant to a purchase order.

         The principal materials used by the Registrant are steel plate, structural steel shapes and steel forgings. There are numerous domestic and foreign sources of such steel and most other materials used by the Registrant.

         The Registrant currently has approximately 16,300 employees, of which approximately 15,000 are production employees and 1,300 are administrative, sales, supervisory and office employees.

         There are numerous companies located throughout the United States that are engaged in the business of manufacturing various railcars and containers of the types manufactured by the Registrant, and these industries are highly competitive. Companies manufacturing products which compete with the Registrant's construction products consist of numerous other structural fabricators and ready-mix concrete producers, most of which are smaller than the Registrant. Small shipyards located on inland waterways and medium to large size shipyards located on or near ports on navigable waterways produce marine products which compete with those manufactured by the Registrant. Both domestic and foreign manufacturers of metal components, some of which are larger than the Registrant, compete with the Registrant. A number of well-established companies actively compete with TILC in the business of owning and leasing railcars, as well as banks, investment partnerships and other financial and commercial institutions.

         RECENT DEVELOPMENTS. Information concerning the Registrant's business acquisitions are included in the Registrant's 1996 Annual Report to Stockholders under the heading "Business Acquisitions," (pages 23 through 24) and such section is incorporated herein by reference.


         On June 25, 1996, the Board of Directors of the Registrant approved an initial public offering of one hundred percent (100%) of the common stock of a newly incorporated company which will acquire the assets and liabilities of a portion of the Registrant's Marine Products segment. The newly formed company will engage in the business of constructing and repairing ocean-going marine vessels. Completion of the offering is subject to registration of the offering with the Securities and Exchange Commission.

         OTHER MATTERS. The Registrant is not materially affected by federal, state and local provisions which have been enacted or adopted regulating the discharge of materials into the environment or otherwise relating to the protection of the environment. To date, the Registrant has not suffered any material shortages with respect to obtaining sufficient energy supplies to operate its various plant facilities or its transportation vehicles. Future limitations on the availability or consumption of petroleum products (particularly natural gas for plant operations and diesel fuel for vehicles) could have an adverse effect upon the Registrant's ability to conduct its business. The likelihood of such an occurrence or its duration, and its ultimate effect on the Registrant's operations, cannot be reasonably predicted at this time.

ITEM 2. PROPERTIES.

         The Registrant's principal executive offices are located in a ten story office building containing approximately 107,000 sq. ft. and a connected adjacent building containing approximately 66,000 sq. ft., each owned by the Registrant, in Dallas, Texas. The following table sets forth certain salient facts with respect to each of the operating plant properties owned and/or leased by the Registrant at March 31, 1996:


                       Registrant's      Uses of       Approx.
                       Interest in      Premises     Bldg. Area     Expiration     Annual
  Plant Location         Property         (1)         (Sq Ft.)         Date        Rentals
  --------------       -----------      --------     ----------     ----------     -------
Ackerman, MS              Fee             (e)           92,000          -            -
Ashland City, TN          Fee             (b)           92,000          -            -
Asheville, NC            Lease            (a)           94,000       06/30/99     $198,000
Beaumont, TX              Fee             (a)          431,000          -            -
Belpre, OH                Fee             (c)           42,000          -            -
Bessemer, AL              Fee             (a)        1,183,000          -            -
Brusly, LA                Fee             (b)          148,000          -            -
Butler, PA                Fee             (a)          386,000          -            -
Butler, PA               Lease            (a)           30,000       12/31/02     $ 67,000
Caruthersville, MO        Fee             (b)          266,000          -            -
Caruthersville, MO        Fee             (b)           40,000       03/01/99     $ 72,000
Cedartown, GA             Fee             (d)          143,000          -            -
Centerville, UT           Fee             (c)           63,000          -            -
Cincinnati, OH            Fee            (d,e)         203,000          -            -
Dallas, TX
 (2 plants)               Fee             (a)          447,000          -            -
Denton, TX                Fee             (a)          117,000          -            -
Elizabethtown, KY         Fee             (c)           40,000          -            -

                       Registrant's      Uses of       Approx.
                       Interest in      Premises     Bldg. Area     Expiration     Annual
  Plant Location         Property         (1)         (Sq Ft.)         Date        Rentals
  --------------       -----------      --------     ----------     ----------     -------
Elkhart, IN               Fee             (e)          108,000          -            -
Enid, OK                  Fee             (e)           73,000          -            -
Flat Rock, NC            Lease            (a)            8,000       01/31/98     $ 64,000
Ft. Worth, TX
 (6 plants)               Fee           (a,c,d)        650,000          -            -
Girard, OH
 (2 plants)               Fee             (c)          326,000          -            -
Greenville, PA            Fee             (a)          752,000          -            -
Gulfport, MS              Fee             (b)          438,000          -            -
Harvey, LA               Lease            (b)           34,000       03/26/01     $ 86,000
Houston, TX
 (3 plants)               Fee           (b,c,d)        587,000          -            -
Huehuetoca, MX            Fee            (a,d)         264,000          -            -
Johnstown, PA             Fee             (a)          148,000          -            -
Lima, OH                  Fee             (c)           72,000          -            -
Lockport, LA              Fee             (b)           43,000          -            -
Longview, TX
 (4 plants)               Fee            (a,d)         631,000          -            -
Longview, TX             Lease            (a)           57,000       10/31/00     $ 35,000
Madisonville, LA          Fee             (b)          137,000          -            -
McKees Rocks, PA          Fee             (a)          462,000          -            -
Monclova, MX              Fee            (a,d)          81,000          -            -
Montgomery, AL            Fee             (c)          310,000          -            -
Moss Point, MS
 (2 plants)               Fee             (b)           73,000          -            -
Mt. Orab, OH              Fee             (a)          183,000          -            -
Nashville, TN             Fee             (b)          261,000          -            -
Navasota, TX              Fee             (e)          170,000          -            -
New Orleans, LA          Lease (2)        (b)          254,000       12/31/16     $ 42,000
New Orleans, LA          Lease            (b)           94,000       12/31/16     $ 53,000
Oklahoma City, OK         Fee            (a,d)         260,000          -            -
Orange, TX                Fee             (d)          735,000          -            -
Paducah, KY               Fee             (b)           49,000          -            -
Panama City, FL           Fee             (b)           41,000          -            -
Paris, TN                 Fee             (a)           21,000          -            -
Pascagoula, MS            Fee             (b)           40,000          -            -
Pine Bluff, AR            Fee             (d)           56,000          -            -
Quincy, IL                Fee             (d)           95,000          -            -
Rocky Mount, NC           Fee             (d)           53,000          -            -
Saginaw, TX
 (2 plants)               Fee             (a)          291,000          -            -
San Antonio, TX           Fee             (c)          224,000          -            -
Sand Springs, OK          Fee             (e)          184,000          -            -
Shreveport, LA           Lease           (a,d)         691,000       11/30/42     $ 12,000
Tulsa, OK                 Fee            (a,d)         121,000          -            -
Vallejo, MX               Fee             (d)           54,000          -            -
Vidor, TX                 Fee             (a)          126,000          -            -
West Memphis, AR          Fee             (e)           77,000          -            -




         (1)  (a) Manufacture of Railcars
              (b) Manufacture of Marine Products
              (c) Manufacture of Construction Products
              (d) Manufacture of Containers
              (e) Manufacture of Metal Components

         (2)  The lease may be canceled by either party after 12/31/96.

         All machinery and equipment and the buildings occupied by the Registrant are maintained in good condition. The Registrant estimates that its plant facilities were utilized during the fiscal year at an average of approximately 70 percent of present productive capacity for railcars, 65 percent for Marine Products, 75 percent for Construction Products, 65 percent for Containers, and 80 percent for Metal Components.

ITEM 3.  LEGAL PROCEEDINGS.

          See page 28 of the Registrant's 1996 Annual Report to Stockholders which is incorporated herein by reference for a discussion of legal proceedings.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

         There were no matters submitted to a vote of security holders during the fourth quarter of fiscal year
1996.
                             ___________________


                                   PART II

ITEM 5.  MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDER
         MATTERS.

         Market for the Registrant's common stock and related stockholder matters are incorporated herein by reference from the information contained on page 3 under the caption "Corporate Profile" and on page 15 under the caption "Financial Summary" of the Registrant's 1996 Annual Report to Stockholders.


ITEM 6.  SELECTED FINANCIAL DATA.

         Selected financial data is incorporated herein by reference from the information contained on page 15 under the caption "Financial
Summary" of the Registrant's 1996 Annual Report to Stockholders.


ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS.

         Management's discussion and analysis of financial condition and results of operations are incorporated herein by reference from the Registrant's 1996 Annual Report to Stockholders, pages 16 through 17.

         Other persons, who are not executive officers of the Registrant, are listed on page 30 under the caption "Division Officers" of the Annual Report to Stockholders, and such caption is hereby incorporated by reference.


ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

         Financial statements of the Registrant at March 31, 1996 and 1995 and for each of the three years in the period ended March 31, 1996 and the auditor's report thereon, and the Registrant's unaudited quarterly financial data for the two year period ended March 31, 1996, are incorporated by reference from the Registrant's 1996 Annual Report to Stockholders, pages 18 through 29.

ITEM 9.  DISAGREEMENTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

         No disclosure required.


                                   PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

         Information concerning the directors and executive officers of the Registrant is incorporated herein by reference from the Registrant's definitive proxy statement for the Annual Meeting of Stockholders on July 17, 1996, page 3, under the caption "Election of Directors".


           EXECUTIVE OFFICERS OF THE REGISTRANT.*

         The following table sets forth the names and ages of all executive officers of the Registrant, the nature of any family relationship between them, all positions and offices with the Registrant presently held by them, the year each person first became an officer and the term of each person's office:



                                                           Officer   Term
   Name(1)(2)(3)          Age      Office                   Since   Expires(4)
- -------------------       ---   ------------------------   -------  ----------
W. Ray Wallace            73    Chairman, President &       1958    July 1996
                                 Chief Executive Officer
Ralph A. Banks, Jr.       72    Senior Vice President       1962    July 1996
Richard G. Brown          72    Senior Vice President       1979    July 1996
John T. Sanford           44    Senior Vice President       1993    July 1996
Timothy R. Wallace        42    Director & Group            1993    July 1996
                                 Vice President
John Dane III             45    Group Vice President        1993    July 1996
Mark W. Stiles            47    Group Vice President        1993    July 1996
Jack L. Cunningham, Jr.   51    Vice President              1982    July 1996
John M. Lee               35    Vice President              1994    July 1996
R. A. Martin              61    Vice President              1974    July 1996
Tim L. Oglesby            38    Vice President              1995    July 1996
F. Dean Phelps, Jr.       52    Vice President              1979    July 1996
Joseph F. Piriano         59    Vice President              1992    July 1996
Linda S. Sickels          45    Vice President              1995    July 1996
Neil O. Shoop             52    Treasurer                   1985    July 1996
William J. Goodwin        48    Controller                  1986    July 1996
J.J. French, Jr.          65    Secretary                   1970    July 1996


* This data is furnished as additional information pursuant to instructions to
Item 401 to Regulation S-K and in lieu of inclusion in the Registrant's Proxy Statement.

(1) W. Ray Wallace, Chairman, President & Chief Executive Officer, is the father of Timothy R. Wallace, a Director and Group Vice President of the Registrant.

(2) Mr. Stiles joined the Registrant in 1991 upon the acquisition by the Registrant of Transit Mix Concrete Company. For at least five years prior thereto, Mr. Stiles was Executive Vice President and General
Manager of Transit Mix. Mr. Piriano was Director of Purchasing for the Registrant for at least the last five years. Mr. Lee joined the Registrant in 1994. For at least five years prior thereto, Mr. Lee was a manager for a national public accounting firm. Mr. Oglesby joined the Registrant in 1993. For at least five years prior thereto, Mr. Oglesby was a software manager for a national defense contractor. Ms. Sickels joined the Registrant in 1992. Prior to that, Ms. Sickels was in government relations for a state utility company. All of the other above-mentioned executive officers, except Mr. French, have been in the full-time employ of the Registrant or its subsidiaries for more than five years. Although the titles of certain such officers have changed during the past five years, all have performed essentially the same duties during such period of time.

(3) Mr. French, an attorney, is President of Joe French & Associates, a Professional Corporation, since April, 1993. For at least five years prior thereto, Mr. French was employed by Locke Purnell Rain Harrell, a Professional Corporation.

(4) It is anticipated that all of such officers will be reelected at the Annual Meeting of the Board of Directors to be held on July 17, 1996.

ITEM 11.  EXECUTIVE COMPENSATION.

         Information on executive compensation is incorporated herein by reference from the Registrant's definitive proxy statement for the Annual Meeting of Stockholders on July 17, 1996, page 6 under the caption "Executive Compensation and Other Matters".

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

         Information concerning security ownership of certain beneficial owners and management is incorporated herein by reference from the Registrant's definitive proxy statement for the Annual Meeting of Stockholders on July 17, 1996, page 2, under the caption "Voting
Securities and Stockholders", and page 3, under the caption "Election of Directors".

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

         Information concerning certain relationships and related transactions is incorporated herein by reference from the Registrant's definitive proxy statement for the Annual Meeting of Stockholders on July 17, 1996, pages 3 through 4, under the caption "Election of Directors".

                            ______________________


                                   PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K.

          (a) 1&2. Financial statements and financial statement schedules. The financial statements and schedules listed in the accompanying indices to financial statements and financial statement schedules are filed as part of this Annual Report Form 10-K.

                 3. Exhibits.
                     The exhibits listed on the accompanying index to exhibits are filed as part of this Annual Report Form 10-K.

          (b)  Reports on Form 8-K

                     No Form 8-K was filed during the fourth quarter of fiscal 1996.

                           TRINITY INDUSTRIES, INC.

            FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES

                   FOR INCLUSION IN ANNUAL REPORT FORM 10-K

                          YEAR ENDED MARCH 31, 1996

                           Trinity Industries, Inc.
                        Index to Financial Statements
                      and Financial Statement Schedules
                                (Item 14 (a))


                                                        REFERENCE
                                                  -------------------------
                                                                1996 Annual
                                                   Form          Report to
                                                   10-K        Stockholders
                                                  (Page)          (Page)
                                                  ------       ------------
Consolidated balance sheet at
 March 31, 1996 and 1995 . . . . . . . . . .        -               19
For each of the three years in the
  period ended March 31, 1996:
   Consolidated income statement . . . . . .        -               18
   Consolidated statement of cash flows. . .        -               20
   Consolidated statement of
     stockholders' equity. . . . . . . . . .        -               21
   Notes to consolidated financial
     statements. . . . . . . . . . . . . . .        -               21

Supplemental information:
  Supplementary unaudited quarterly data . .        -               29

Consolidated financial statement schedule
  for each of the three years in the
  period ended March 31, 1996:
      II - Allowance for doubtful accounts .       13                -

Other financial information:
  Weighted average interest rate on
   short-term borrowings . . . . . . . . . .       13                -


         All other schedules have been omitted since the required information is not present or is not present in amounts sufficient to require submission of the schedules, or because the information required is included in the consolidated financial statements, including the notes thereto.

         The consolidated financial statements and supplementary information listed in the above index which are included in the 1996 Annual Report to Stockholders are hereby incorporated by reference.

                                                               EXHIBIT (23)


                    Consent of Independent Auditors


         We consent to the incorporation by reference in this Annual Report (Form 10-K) of Trinity Industries, Inc. of our report dated May 9, 1996, included in the 1996 Annual Report to Stockholders of Trinity Industries, Inc.

         Our audits also included the financial statement schedule of Trinity Industries, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

         We also consent to the incorporation by reference in Post-Effective Amendment No. 3 to the Registration Statement (Form S-8, No. 2-64813), Post-Effective amendment No. 1 to the Registration Statement (Form S-8, No. 33-10937), Post-Effective Amendment No. 1 to the Registration Statement (Form S-3, No. 33-12526), Amendment No. 1 to the Registration Statement (Form S-3, No. 33-57338), Registration Statement (Form S-8, No. 33-35514), Registration Statement (Form S-8, No. 33-73026), Post-Effective Amendment No. 1 to the Registration Statement (Form S-4, No. 33-51709) of Trinity Industries, Inc. and in the related Prospectuses of our report dated May 9, 1996, with respect to the consolidated financial statements and schedules of Trinity Industries, Inc. included or incorporated by reference in this Annual Report (Form 10-K) for the year ended March 31, 1996.




                                                      ERNST & YOUNG LLP





Dallas, Texas
June 25, 1996

                                                                    SCHEDULE II
                           Trinity Industries, Inc.
                       Allowance for Doubtful Accounts
                   Year Ended March 31, 1996, 1995 and 1994
                                (in millions)

                                           Additions
                             Balance at    charged to    Accounts     Balance
                             beginning     costs and     charged      at end
                              of year       expenses       off        of year
                             ----------    ----------    --------     --------
Year Ended March 31, 1996       $  0.8      $  0.8        $  0.5      $  1.1
                                ======      ======        ======      ======
Year Ended March 31, 1995       $  1.0      $  0.3        $  0.5      $  0.8
                                ======      ======        ======      ======
Year Ended March 31, 1994       $  1.2      $  0.3        $  0.5      $  1.0
                                ======      ======        ======      ======




                         ___________________________

                          Trinity Industries, Inc.
                         Other Financial Information
                            Short-Term Borrowings

The weighted average interest rate on short-term borrowings outstanding as of March 31, 1996, 1995, and 1994 is 6.04%, 5.28%, and 3.57%, respectively.

                                  SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Trinity Industries, Inc.                    By /s/ F. Dean Phelps, Jr.
- ------------------------                       -------------------------------
Registrant                                     F. Dean Phelps, Jr.
                                               Vice President
                                               June 26, 1996

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons of the Registrant and in the capacities and on the dates indicated:


Directors:                                  Principal Executive Officer:

/s/ David W. Biegler                        /s/ W. Ray Wallace
- -------------------------                   ------------------------------
David W. Biegler                            W. Ray Wallace
Director                                    President and Chairman
June 26, 1996                               June 26, 1996


- -------------------------
Barry J. Galt                               Principal Financial Officer:
Director                                    /s/ John T. Sanford
June 26, 1996                               ------------------------------
                                            John T. Sanford
                                            Senior Vice President
/s/ Clifford J. Grum                        June 26, 1996
- -------------------------
Clifford J. Grum
Director
June 26, 1996                               Principal Accounting Officer:
                                            /s/ F. Dean Phelps, Jr.
/s/ Dean P. Guerin                          ------------------------------
- -------------------------                   F. Dean Phelps, Jr.
Dean P. Guerin                              Vice President
Director                                    June 26, 1996
June 26, 1996

/s/ Jess T. Hay
- -------------------------
Jess T. Hay
Director
June 26, 1996

/s/ Edmund M. Hoffman
- -------------------------
Edmund M. Hoffman
Director
June 26, 1996

/s/ Ray J. Pulley
- -------------------------
Ray J. Pulley
Director
June 26, 1996


- -------------------------
Timothy R. Wallace
Director
June 26, 1996

                          Trinity Industries, Inc.
                              Index to Exhibits
                                (Item 14(a))


 NO.                    DESCRIPTION                                PAGE
- -----    -----------------------------------------------          ------
(3.1)    Certificate of Incorporation of Registrant
         (incorporated by reference to Exhibit 3.A to
         Registration Statement No. 33-10937 filed
         April 8, 1987).                                             *

(3.2)    By-Laws of Registrant (incorporated by
         reference to Exhibit 3.2 to Form 10-K
         filed June 16, 1992).                                       *

(4.1)    Specimen Common Stock Certificate of Registrant
         (incorporated by reference to Exhibit 3B to
         Registration Statement No. 33-10937 filed
         April 8, 1987).                                             *

(10.1)   Fixed Charges Coverage Agreement dated as of
         January 15, 1980, between Registrant and
         Trinity Industries Leasing Company (incorporated by
         reference to Exhibit 10.1 to Registration Statement
         No. 2-70378 filed January 29, 1981).                        *

(10.2)   Tax Allocation Agreement dated as of
         January 22, 1980 between Registrant and its
         subsidiaries (including Trinity Industries
         Leasing Company) (incorporated by reference to
         Exhibit 10.2 to Registration Statement
         No. 2-70378 filed January 29, 1981).                        *

(10.3)   Form of Executive Severance Agreement entered
         into between the Registrant and all executive
         officers of the Registrant (other than Mr. French)
         (incorporated by reference to Exhibit 10.3 to Form
         10-K filed June 19, 1989).                                  *

(10.4)   Trinity Industries, Inc., Stock Option Plan With
         Stock Appreciation Rights (incorporated by
         reference to Registration Statement No. 2-64813 filed
         July 5, 1979, as amended by Post-Effective Amendment
         No. 1 dated July 1, 1980, Post-Effective Amendment
         No.2 dated August 31, 1984, and Post-Effective
         Amendment No. 3 dated July 13, 1990).                       *

(10.5)   Directors' Retirement Plan adopted December 11, 1986
         ( incorporated by reference to Exhibit 10.6 to Form
         10-K filed June 14, 1990).                                  *

(10.6)   1989 Stock Option Plan with Stock Appreciation Rights
         (incorporated by reference to Registration Statement
         No. 33-35514 filed June 20, 1990)                           *

(10.7)   Supplemental Retirement Benefit Plan for
         W. Ray Wallace, effective July 18, 1990
         (incorporated by reference to Exhibit
         10.8 to Form 10-K filed June 13, 1991).                     *

(10.8)   1993 Stock Option and Incentive Plan
         (incorporated by reference to Registration
         Statement No. 33-73026 filed December 15, 1993)             *



                       Trinity Industries, Inc.
                   Index to Exhibits -- (Continued)
                             (Item 14(a))

 NO.                    DESCRIPTION                                PAGE
- -----    -----------------------------------------------          ------
(10.9)   Pension Plan A for Salaried Employees of
         Trinity Industries, Inc. and Certain Affiliates
         dated August 20, 1985, as amended by Amendment
         No. 1 dated May 27, 1986, Amendment No. 2 dated
         December 30, 1986, Amendment No. 3 dated
         December 12, 1986, Amendment No. 4 dated
         March 31, 1987, Amendment No. 5 dated
         March 31, 1987, Amendment No. 6 dated
         December 4, 1987, Amendment No. 7 dated
         July 26, 1988, Amendment No. 8 dated
         July 28, 1988, Amendment No. 9 dated
         March 15, 1989, Amendment No. 10 dated
         March 31, 1989, and Amendment No. 11 dated
         July 14, 1989 (incorporated by reference to
         Exhibit 10.9 to Form 10-K filed June 13, 1991).            *

(10.10)  Supplemental Profit Sharing Plan for Employees
         of Trinity Industries Inc. and Certain Affiliates
         dated June 30, 1990, as amended by Amendment No. 1
         dated June 13, 1991.  Supplemental Profit Sharing
         Trust for Employees of Trinity Industries, Inc. and
         Certain Affiliates dated June 30, 1990, as amended
         by Amendment No. 1 dated June 13, 1991 (incorporated
         by reference to Exhibit 10.10 to Form 10-K filed
         June 13, 1991).                                            *

(13)     Annual Report to Stockholders.                             *

(21)     Listing of subsidiaries of the Registrant.                17

(23)     Consent of Independent Auditors.                          12

(27)     Financial Data Schedules.

(99.1) Annual Report on Form 11-K for employee stock purchase, savings and similar plans filed pursuant to Rule 15d-21.



NOTICE: Exhibits 13, 27, and 99.1 have been omitted from the reproduction of this Form 10-K. A copy of the Exhibits will be furnished upon written request to F. Dean Phelps, Vice President, Trinity Industries, Inc., P.O. Box 568887, Dallas, Texas 75356-8887. The Registrant may impose a reasonable fee for its expenses in connection with providing the above-referenced Exhibits.


                            --------------------

EXHIBIT 21


                        Trinity Industries, Inc.
               Listing of Subsidiaries of the Registrant


The Registrant has no parent.

At March 31, 1996, the operating subsidiaries of the Registrant were:


                                                        Percentage of
                                          Organized   voting securities
                                          under the     owned by the
Name of subsidiary                         laws of       Registrant
- ------------------------------------     -----------  -----------------
Beaird Industries, Inc.                   Delaware          100%
Beaird Industries, Inc. of Orange         Delaware          100%
Flo-Bend, Inc.                            Delaware          100%
Gulf Coast Fabrication, Inc.             Mississippi        100%
Helmsdale Limited                        Isle of Man        100%
Platzer Shipyard, Inc.                    Delaware          100%
Standard Forged Products, Inc.            Delaware          100%
Stearns Airport Equipment Co., Inc.       Delaware          100%
Syntechnics, Inc.                         Delaware          100%
Syro, Inc.                                  Ohio            100%
Transit Mix Concrete & Materials
 Company                                  Delaware          100%
Transit Mix Concrete & Materials
 Company of Louisiana                     Louisiana         100%
Trinity Casteel, Inc.                     Delaware          100%
Trinity Gulf Repair, Inc.                 Delaware          100%
Trinity Industries Leasing Company        Delaware          100%
Trinity Industries Transportation, Inc.    Texas            100%
Trinity Marine Baton Rouge, Inc.          Delaware          100%
Trinity Marine Caruthersville, Inc.       Delaware          100%
Trinity Marine Gulfport, Inc.              Nevada           100%
Trinity Marine Nashville, Inc.            Delaware          100%
Trinity Marine Panama City, Inc.          Delaware          100%
Trinity Marine Pascagoula, Inc.           Delaware          100%
Trinity Marine Port Allen, Inc.           Delaware          100%
Trinity Materials, Inc.                   Delaware          100%
Trinity Mobile Railcar Repair, Inc.       Delaware          100%


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 10-K

              Annual Report Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

For the fiscal year ended MARCH 31, 1996          Commission  file number 1-9051

                                     [LOGO]

                           TRANSCISCO INDUSTRIES, INC.
                           ---------------------------
             (Exact name of registrant as specified in its charter)

           Delaware                                              94-2989345
           --------                                              ----------
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or Organization)                               Identification No.)

601 California Street, San Francisco, CA                            94108
- ----------------------------------------                            -----
(Address of principal executive offices)                          (Zip Code)

Registrant's Telephone Number:                                 (415) 477-9700
                                                               --------------

           Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class:                  Name of Each Exchange on which registered:
    Common Stock                                American Stock Exchange
    ------------                                -----------------------

           Securities registered pursuant to Section 12(g) of the Act:
                                      None
                                      ----

Indicate by check mark whether the registrant has (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing
requirements for the past 90 days. Yes  X ; No    .
                                       ---     ---

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (Section229.405 of this chapter) is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. / /

Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court. Yes X No
                          ---    ---

Aggregate market value of voting stock held by non-affiliates of the registrant, based on the closing price reported by the American Stock Exchange Composite Tape on June 24, 1996: $32,276,386

Number of common shares, $.01 par value, outstanding at June 24, 1996:
6,064,004, including 794,390 Treasury Shares.

Documents incorporated by reference: None

                                     PART I

ITEM 1.  BUSINESS.

         OVERVIEW.

         Transcisco Industries, Inc. ("the Registrant" or "the Company") was incorporated in California in 1972 under the name PLM Group. It was reincorporated in Delaware in 1985 as PLM Companies, Inc. In 1988, its name was changed to Transcisco Industries, Inc. The Company is an international rail services firm whose primary lines of business include: (1) nationwide railcar maintenance through Transcisco Rail Services; (2) specialty railcar leasing, management, maintenance and intermediary services through Transcisco Leasing Company; and, (3) Russian rail transportation services through Transcisco Trading Company.

         TRANSCISCO RAIL SERVICES COMPANY.

         Transcisco Rail Services Company ("TRS") operates 10 railcar repair and maintenance facilities from Georgia to Montana and is one of the largest independent railcar maintenance organizations in the United States, with more than 15,000 privately owned railcars under maintenance contracts. TRS's full-service network of six major maintenance facilities are located at:
Alliance, Nebraska; Miles City, Montana; Waycross, Georgia; Sioux City, Iowa; Bill, Wyoming; and Rock Springs, Wyoming. In addition, TRS operates four "mobile" or "mini" shops, which perform repairs and maintenance, generally at customers' plant sites. TRS's marketing offices are in Chicago and its administrative offices are in San Francisco.

         TRANSCISCO LEASING COMPANY.

         Transcisco Leasing Company ("TLC"), formed in August 1990, acts as an intermediary in the railcar leasing, management and maintenance market, drawing on Transcisco's established leadership position in coal and other railcar leasing and maintenance. TLC arranges large railcar transactions and manages groups of railcars on a full-service basis, including fleet administration, lease financing, marketing and maintenance. TLC's primary revenue base consists of maintenance fees earned under long term railcar maintenance agreements with major railroads and utilities.

         TLC's objective is to expand the railcar fleet under its management through further development of select railcar market niches. In seeking this objective, TLC will continue its efforts to offer innovative products and services to fulfill customer needs.

         At March 31, 1996, TLC had 11,283 railcars covered by contracts for maintenance, management and leasing services. The term of TLC's contracts range from 1 to 20 years.

         TRANSCISCO TRADING COMPANY.

         Transcisco Trading Company ("TTC") was formed in 1989 to help organize and serve as a shareholder in SFAT (formerly "SovFinAmTrans"), Russia's leading private rail transportation firm. Initially Russia's first railcar leasing company, SFAT has become a full service transportation management company which owns and manages more than 5,500 railroad tankcars used to export petroleum and petrochemicals.

         SFAT's shareholders include the Russian Ministry of Rails (47.1%), the former Russian Ministry of Petrochemicals (29.4%), and TTC (23.5%). In May 1996, SFAT entered into a $42 million financing agreement with the European Bank for Reconstruction and Development ("EBRD"). Under the terms of the financing, EBRD will invest $12 million in cash in return for a 10% equity stake in SFAT. In addition, EBRD has arranged for a syndicate of international financial institutions to purchase $30 million of senior debt in SFAT. As of May 31, 1996, the debt and equity funding was not complete. Closing of the financing will occur upon completion of necessary government approvals, which is expected to occur by early Fall. Upon closing of the equity funding, Transcisco's ownership interest will drop to approximately 21%. The proceeds of the $42 million financing will be used by SFAT to fund the construction of 1,500 new tank cars. All of the new cars will be equipped with Transcisco's proprietary Uni-Temp heating system, a patented technology which significantly expedites the unloading of liquid commodities, hence increasing the utilization rate of the tank cars. The Uni-Temp system is already in use on 1,500 of SFAT's 5,500 tank car fleet. TTC earns Uni-Temp license and servicing fees from SFAT at the rate of approximately $1.5 million per year.

         Since its creation in 1989, SFAT's profits have increased each year. For SFAT's fiscal year ended December 1995, the company reported revenues of approximately $82 million and net income of approximately $26.6 million.

         SFAT's customer base includes major Russian oil refineries and petrochemical companies, as well as western petroleum and petrochemical trading companies. SFAT's full service transportation services include freight forwarding, computerized tracking, railcar maintenance, assembly and inland waterway movement. In addition, SFAT manages the billing and collection of certain railroad freight tariffs for the Russian Ministry of Railways. SFAT has operations in Finland, Estonia, Russia, Cyprus and Gibraltar.

         MARKETING, CUSTOMERS AND COMPETITION.

         TRS performs maintenance on all types of railcars. The majority of this business is with long-standing customers, primarily Fortune 500 companies. Competition within the railcar maintenance industry varies by region and by type of railcar. About 250 repair and maintenance facilities are owned by about 130 companies. Location, price, quality, turnaround time, and service levels are primary competitive factors. TRS believes it is one of the largest independent companies offering maintenance, repair, and cleaning services for privately-owned railcars.

         TLC's services include fleet administration, railcar marketing, lease financing, and maintenance. TLC sells primarily to utilities, major railroads, other shippers, and financial institutions. Currently, TLC has management contracts and leases with approximately 20 companies, covering approximately 11,000 railcars. Although various other companies offer elements of TLC's line of services, the Company believes TLC's combination of services and expertise is unique within the railroad industry. Fleet management expertise, equipment knowledge, market intelligence and price are important factors in the development and continuing profitability of TLC's business.

         TTC believes that its proprietary Uni-Temp railcar heating technology has substantial operating advantages over competing alternatives. Among its principal applications is in tankcars hauling petroleum and petrochemicals in Russia. SFAT utilizes the technology to enable customers faster delivery of petroleum products.

         EMPLOYEES.

         At March 31, 1996, the Company had 323 full-time and part-time employees. None of the employees are subject to collective bargaining arrangements. The Company believes employee relations are good, and it has never experienced a work stoppage.

         RECENT DEVELOPMENTS.

         On June 17, 1996, the Company entered into an Agreement and Plan of Merger (the "Agreement") with Trinity Industries, Inc. ("Trinity"). Under terms of the Agreement, and subject to certain approvals, a wholly-owned subsidiary of Trinity will merge with Transcisco through the exchange of shares of common stock of Trinity for 100 percent of the issued and outstanding shares of common stock of Transcisco. The Agreement provides that each share of Transcisco's outstanding common stock will be exchanged on a tax free basis for .1884 of a share of Trinity's common stock. Based on the June 14, 1996 closing price of $35 per share of Trinity's stock, the transaction would have a value of approximately $47.6 million. The stock exchange ratio is fixed. The consummation of the proposed merger is subject, among other conditions, to registration with the Securities and Exchange Commission of the stock of Trinity to be issued in the transaction, approval of the definitive agreement by the shareholders of Transcisco, expiration of the waiting period prescribed under the Hart-Scott-Rodino Antitrust Improvements Act, and all necessary regulatory approvals.

ITEM 2.  PROPERTY.

         The Company's executive offices are located in a 7,000 square foot leased premises at 601 California Street in San Francisco, California. The Company operates railcar repair facilities throughout the United States as described in Item 1, and believes its facilities are adequate for its present level of business. Of the six facilities described in Item 1, two are subject to a land lease (Bill, Wyoming and Sioux City, Iowa).

ITEM 3.  LEGAL PROCEEDINGS.

         On or about September 15, 1995, Great American Insurance Company ("Great American") filed an action (the "Action") in the Superior Court of the State of California in and for the County of Marin against Mark Hungerford, a former Chairman, Director, and Chief Executive Officer of the Company. The action purports to set forth three causes of action for declaratory relief, and prays for judgment in the amount of $2,675,000 (plus interest as provided by law) against Mr. Hungerford. According to the complaint, the Action purports to arise out of a certain payment made by Great American on behalf of Mr. Hungerford in connection with the partial settlement of certain litigation, captioned Daniels v. PLM International, Inc., et al., to which Mr. Hungerford, and others including the Company, previously were parties. The Daniels litigation has been settled, and the state and federal complaints have been dismissed with prejudice. The complaint in the Action also seeks a declaration that two endorsements each barred coverage under a Directors' and Officers' Policy issued by Great American to the directors and officers of the Company. The complaint in the Action also seeks a declaration that no coverage is afforded under that policy for the director and officer defendants in the Daniels litigation in their capacities as directors or officers of PLM International, Inc. Prior to the commencement of the Action in the Marin County Superior Court, the United States District Court for the Northern District of California ruled, on a summary judgment motion in a declaratory relief action, that neither of the endorsements relied upon by Great American precluded coverage under the particular Directors' and Officers' Policy issued by Great American. The Court of Appeals for the Ninth Circuit reversed and remanded that decision, directing that it be dismissed on grounds which did not address the coverage issues under the two endorsements. Great American thereafter filed the Action in Marin County Superior Court. Mr. Hungerford may attempt to seek reimbursement from the Company for any sums paid in connection with defense or settlement of the claim, subject to certain terms and conditions in an indemnification agreement with the Company.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITIES HOLDERS.

         Not applicable.

                                     PART II

ITEM 5.  MARKET FOR THE COMPANY'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

         The Company's Common Stock is currently traded on the American Stock Exchange ("AMEX") under the symbol TNI. The following table sets forth the high and low closing sales prices per share of the Common Stock as reported on the AMEX for the periods indicated. No dividends have been paid since 1990. The Company's senior loan agreement prohibits payment of dividends without the consent of its senior lenders. The Company has made no determination whether to declare dividends in the foreseeable future.

         The closing price of the Company's Common Stock, on June 24, 1996, as reported in the Wall Street Journal was $6.125 per share. As of June 24, 1996, there were approximately 1,200 record holders of the Company's Common Stock.

- ------------------------------------------------------------------------------------
                          QUARTER OF FISCAL YEAR          QUARTER OF FISCAL YEAR
                                   1996                            1995
                       -----------------------------  ------------------------------
Market Prices for      4th     3rd     2nd     1st     4th     3rd     2nd     1st
Common Stock:          Qtr.    Qtr.    Qtr.    Qtr.    Qtr.    Qtr.    Qtr.    Qtr.
                      ------  ------  ------  ------  ------  ------  ------  ------
Common Stock
       High           $5.750  $3.500  $3.688  $1.875  $1.750  $1.500  $1.500  $2.250
       Low            $3.000  $2.625  $1.438  $1.000  $1.063  $1.000  $0.938  $1.063
- ------------------------------------------------------------------------------------

ITEM 6.  SELECTED CONSOLIDATED FINANCIAL DATA.

                  FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA
               (In thousands, except ratio and per share amounts)

- --------------------------------------------------------------------------------------------------------------
                                                             THREE MONTH
                                         FISCAL YEARS ENDED  PERIOD ENDED
                                              MARCH 31         MARCH 31,     CALENDAR YEARS ENDED DECEMBER 31
                                         1996         1995       1994         1993         1992         1991
                                       --------     -------    --------     --------     --------     --------
                                                  (restated)
Results of Operations:
Revenues                               $ 42,630     $34,579    $  7,221     $ 32,513     $ 31,833     $ 29,715
Income (loss) from
   continuing operations before
   reorganization items, income tax
   equity in earnings of affiliated
   companies, asset write-down,
   extraordinary gain and cumula-
   tive effect of accounting change       3,874         571        (341)         674        1,622       (3,975)
Equity in earnings (loss) of
   affiliated companies                   5,975       2,019        --           --         (3,641)       1,823
Asset write-down                         (3,000)       --          --           --           --           --
(Loss) income from
   continuing operations                  6,651       2,590        (341)      (3,412)      (4,632)      (6,301)
Discontinued operations,
  net of income tax                        --          --          --         (1,381)      (4,146)     (16,518)
Net gain (loss) before
  extraordinary gain and
  accounting change                       6,651       2,590        (341)      (4,793)      (8,778)     (22,819)
Extraordinary gain                        6,058        --          --         13,929         --           --
Cumulative effect of change to the
  equity method of accounting              --         7,590        --           --           --           --
                                       --------     -------    --------     --------     --------     --------
Net income (loss)                      $ 12,709     $10,180    $   (341)    $  9,136     $ (8,778)    $(22,819)
                                       ========     =======    ========     ========     ========     ========

Per common Share:
  Primary
  Net (loss) income -
  continuing operations                $   1.09     $  0.49    $  (0.06)    $  (0.73)    $  (1.05)    $  (1.43)
Net loss -
  discontinued operations                  --          --          --          (0.29)       (0.94)       (3.75)
Extraordinary gain                         1.00        --          --           2.97         --           --
Accounting change                          --          1.44        --           --           --           --
                                       --------     -------    --------     --------     --------     --------
Net income (loss) per share            $   2.09     $  1.93    $  (0.06)    $   1.95     $  (1.99)    $  (5.18)
                                       ========     =======    ========     ========     ========     ========

Financial Position:
  Current assets                       $ 12,147     $11,471    $  8,993     $  8,919     $ 14,319     $ 18,002
  Total assets                         $ 44,046     $40,137    $ 30,499     $ 30,564     $ 45,693     $ 54,170
Long-term debt                         $  3,561     $13,415    $ 17,998     $ 18,683     $     36     $     72
Shareholders' equity (deficit)         $ 25,760     $12,844    $  2,649     $  2,916     $ (6,810)    $  1,968
Ratio of current assets
  to current liabilities                   1.35        1.16        1.00         1.05         1.50         2.20
Debt to equity ratio                       0.14        1.04        7.24         6.71         --          18.10
- --------------------------------------------------------------------------------------------------------------

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         On April 14, 1994, the Board of Directors voted to change the Company's fiscal year end from December 31, to March 31. In the following discussion, "1996" refers to the Company's fiscal 1996 year, (the twelve months ending March 31, 1996); "1995" refers to the Company's fiscal 1995 year, (the twelve months ending March 31, 1995) "1993" refers to the fiscal (and calendar year) ending December 31, 1993. For the three month period, January 1 to March 31, 1994, results of operations are presented where appropriate. For a discussion and comparison of this three-month period in relation to the same period of 1993, the reader is referred to the Company's Form 10-Q for the quarterly period ended March 31, 1994.

                  COMPARISON OF THE COMPANY'S OPERATING RESULTS
                   FOR THE YEARS ENDED MARCH 31, 1996 AND 1995

         REVENUES.

         Revenue for the Company during the fiscal year ended March 31, 1996 increased to $42.6 million from $34.6 million in fiscal 1995. The increase in revenue was primarily a result of growth in TLC's railcar fleet under management, which grew to 11,283 railcars from 6,182 railcars at March 31, 1995. The Company's revenue growth was also the result of the purchase and resale of 1,036 railcars, which contributed $3.1 million in revenues. TLC's growth in revenue was offset by lower revenues at TRS, which declined as a result of lower program repair work and the closure of two of its six mobile repair operations.

         OPERATIONS AND SUPPORT EXPENSES.

         For the fiscal year ended March 31, 1996, operations and support expenses increased to $31.7 million from $27.7 million in fiscal 1995. This increase was primarily a result of higher maintenance expenses arising from growth in TLC's managed railcar fleet.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.

         For the fiscal year ended March 31, 1996, selling, general and administrative expenses increased to $6.1 million from $4.8 million in the same period of 1995. This increase was caused by higher personnel and marketing costs incurred to facilitate growth in revenue, primarily at TLC.

         ASSET WRITE-DOWN.

         In 1995, the Financial Accounting Standards Board issued a Statement of Financial Accounting Standards, No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets for Long-Lived Assets to be Disposed of." SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the undiscounted cash flows attributed to such assets. The Company adopted the provisions of SFAS 121 as of October 1, 1995.

         In connection with the refinancing of the Company's debt, the Company evaluated the ongoing value of its property and equipment. Based on this evaluation, the Company determined in December 1995 that assets at one facility with a carrying value of approximately $5.5 million were impaired and such assets were written down by $3 million to their fair value. Fair value was estimated based upon property and equipment appraisals.

         EQUITY IN THE EARNINGS OF SFAT.

         Equity in earnings of SFAT represents the Company's share of earnings in SFAT, of which Transcisco Trading Company (a wholly owned subsidiary of the Company) had a 23.5% ownership interest as of March 31, 1996. For the year ended March 31, 1996, equity in earnings of SFAT were $5.98 million, versus $2 million for the same period of 1995. The increase in earnings is attributable to growth in the volume of goods transported by SFAT, as well as expanded volumes of collection of certain transportation tariffs by SFAT on behalf of the Russian Ministry of Railways. Please refer to note 1 to the Consolidated Financial Statements for a further description of the Company's equity in the earnings of SFAT.

         NET INCOME.

         Net income for the fiscal year ended March 31, 1996 was $12.7 million, or $2.09 per share. Approximately $6.1 million, or $1.00 per share, of net income was a result of an extraordinary gain on the debt refinancing completed in August 1995. In fiscal 1996, income before the extraordinary gain was approximately $6.7 million or $1.09 per share. In fiscal 1995, net earnings were $10.2 million, or $1.93 per share. Fiscal 1995 net earnings reflect a $7.6 million cumulative effect from the Company's change to the equity method of accounting for SFAT. In addition, the 1995 earnings were restated to reflect $2 million of equity in SFAT's fiscal 1994 net income (see note 1 to the Consolidated Financial Statements).

         The $4.2 million increase in fiscal 1996 income (before the extraordinary gain) was a result of several factors. First, TLC's purchase and resale of 1,036 railcars increased net earnings by $2.7 million. Second, growth in TLC's managed railcar fleet boosted sales and earnings. Third, the Company's share of SFAT's income increased approximately $4 million over 1995 as a result of SFAT's continued success providing Russian rail transportation services. The increase in income was offset by a $3 million asset write-down (see note 3 of the Consolidated Financial Statements) and a $400,000 charge related to operating changes made at TRS to more efficiently manage small dollar value inventory.

           COMPARISON OF THE COMPANY'S OPERATING RESULTS FOR THE YEARS
                   ENDED MARCH 31, 1995 AND DECEMBER 31, 1993

         REVENUES.

         Revenue for the Company during the fiscal year ended March 31, 1995 increased to $34.6 million from $32.5 million in fiscal 1993. The increase in revenue was primarily a result of growth in TLC's railcar fleet under management, which grew to 6,182 railcars from 2,544 railcars at December 31, 1993.

         OPERATIONS AND SUPPORT EXPENSES.

         For the fiscal year ended March 31, 1995, operations and support expenses increased to $27.7 million from $27 million in fiscal 1993. This increase was primarily a result of higher maintenance expenses arising from growth in TLC's managed railcar fleet.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.

         For the fiscal year ended March 31, 1995, selling, general and administrative expenses decreased to $4.8 million from $4.9 million in 1993. This decrease was a result of the Company's cost cutting measures implemented during its Chapter 11 proceedings. Such cost cutting measures included consolidation of offices and of employee job functions.

         EQUITY IN THE EARNINGS OF SFAT.

         Equity in earnings of SFAT represents the Company's share of earnings in SFAT, of which Transcisco Trading Company (a wholly owned subsidiary of the Company) had a 23.5% ownership interest as of March 31, 1995, and a 20% ownership as of December 31, 1993. Equity in the earnings of SFAT for the year ended March 31, 1995 were $2 million. As of April 1, 1994, the Company recorded a cumulative effect of the resumption of equity accounting of $7.6 million. The Company is unable to determine comparable data for the year ended December 31,

1993. Refer to note 1 to the Consolidated Financial Statements for a further description of the Company's equity in the earnings of SFAT.

         NET INCOME.

         Net income for the fiscal year ended March 31, 1995 was $10.2 million, or $1.93 per share. Approximately $7.6 million, or $1.44 per share, of net income was attributable to a cumulative effect from the change in accounting for SFAT. In addition, approximately $2 million, or $0.38 per share, of net income was a result of the Company's equity in the fiscal 1994 earnings of SFAT. In fiscal 1993, net earnings were $9.1 million, or $1.95 per share. Net income in 1993 included approximately $14 million, or $2.97 per share, from an extraordinary gain recognized in connection with forgiveness of debt in the Company's Chapter 11 proceedings.

         Excluding equity in the earnings of SFAT and the cumulative effect of the change in accounting, the Company's net income was $571,000 in 1995. In 1993
- -- excluding the extraordinary gain -- the Company recorded losses of $4.8 million. Fiscal 1995's $5.4 million increase in net income before equity in the earnings of SFAT, the cumulative accounting change, and extraordinary items was primarily a result of certain charges taken in 1993. These charges included $5.6 million in bankruptcy-related costs and adjustments to claims.

                         LIQUIDITY AND CAPITAL RESOURCES

         On August 1, 1995, the Company refinanced substantially all of its long-term debt. Financing for the transaction was provided by Transamerica Business Credit Corporation, ("Transamerica") and Furman Selz SBIC, L.P. ("Furman Selz"). Transamerica provided a $10 million asset-based credit facility, while Furman Selz purchased a $3 million subordinated note (Furman Selz also purchased warrants to acquire 1 million shares of the Company's common stock at $1.50 per share). The proceeds from these loans and approximately $3 million of the Company's available cash were used to repurchase approximately $15 million of the Company's Class F debt (including accrued interest) for a cash payment of $8.4 million and other consideration, resulting in an approximate $6 million extraordinary gain. The Company also used $1.7 million of proceeds from the refinancing to retire all of its short-term revolving line of credit held by Congress Financial Corporation.

         The ratio of current assets to current liabilities was 1.35 to 1.0 at March 31, 1996 compared to 1.16 to 1.00 at March 31, 1995. Working capital increased by $1.5 million as a result of cash flow from operations. This increase was also due to the refinancing.

         The Company's cash flow from operations was $9,465,000 for the year ended March 31, 1996, compared to $367,000 for the year ended March 31, 1995. The growth in operating cash flow resulted from higher earnings and increases in certain liabilities, including increases in the Company's deferred maintenance liability due to the timing of customer prepayments and actual maintenance costs. Cash flow from financing activities was a deficit of $6,942,000 for the year ended March 31, 1996, compared to a positive cash flow of $1,094,000 for the year ended March 31, 1995. The reduction in cash flow from financing activities was due to the Company's refinancing.

       The Company's cash requirements were satisfied primarily through cash on hand, operating earnings and revolving loans (in addition to a term loan and subordinated note used to fund the refinancing). There were no outstanding borrowings under the Company's revolving loan at March 31, 1996. Based upon the Company's level of inventory and accounts receivable, coupled with the revolving loan's eligibility requirements, the net availability of funds under the facility increased to approximately $1.5 million as of March 31, 1996. Management believes its present cash balance, availability of working capital from the loan facility, and attainment of projected cash flow should be sufficient to meet the Company's working capital requirements for at least the next 12 months.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

         See Item 14 for financial statement information.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

         None.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY.

         GENERAL.

         The following table shows the directors and executive officers of the Company, their respective ages, and their current positions:

                                  Term expires
Name                        Age  in fiscal year  Current Position
- ----                        ---  --------------  ----------------
Eugene M. Armstrong          78       1997       Chairman of the Board
William F. Bryant            57        --        President, Transcisco Leasing Company
Brian J. Comstock            34        --        Vice President, Sales & Marketing, TRS
Ottokarl F. Finsterwalder    60       1996       Director
Brian P. Friedman            40       1996       Director
William E. Greenwood         58       1998       Director
Paul G. Hayes                58        --        Vice President, Engineering, TRS
Robert A. Jahnke             52        --        President, Transcisco Rail Services
Steven L. Pease              52       1997       President and CEO of the Company; Director
Gregory S. Saunders          33        --        Vice President, Controller of the Company
George A. Tedesco            73       1998       President, Transcisco Trading Company, Director

         Eugene M. Armstrong was elected to the Board of Directors in February 1985, and was appointed President and Chief Executive Officer of the Company in July 1991. Mr. Armstrong resigned as President and became Chairman of the Board in January 1993. From 1969 to his retirement in August 1983, Mr. Armstrong held a number of executive positions with Morrison-Knudsen, Inc. (MK), a construction company, including director of MK, President of two MK-owned short line railroads and all of its railroad operations, and as President, Chairman of the Board and director of H.K. Ferguson Co., director and Executive Vice President of Industrial, Mining and Manufacturing Operations and Manager of the Missile and Space Division of Morrison-Knudsen, Inc.

         William F. Bryant was appointed President of Transcisco Leasing Company in August, 1990 when the Board of Directors decided the Company should re-enter the rail equipment leasing business. From 1985 to 1990, Mr. Bryant was Senior Vice President, Marketing and Sales for U.S. Leasing International, Inc. Prior to this, Mr. Bryant held senior marketing positions in the rail industry with BRAE Corporation and PLM, Inc., where he was President of PLM Railcar Services, Inc. from 1974 to 1979.

         Brian J. Comstock became Vice President of Sales and Marketing of Transcisco Rail Services Company, a subsidiary of the Company in February 1995. From 1986 through 1995, Mr. Comstock served as Regional Director of Sales overseeing Central and Northwestern U.S. markets. Previously, Mr. Comstock held management positions in operations. Mr. Comstock is a member of the Association of American Railroads and the Car Department Officers Association.

         Ottokarl F. Finsterwalder was elected to the Board of Directors in September, 1990. Mr. Finsterwalder was an attorney with Shearman & Sterling until 1970. From 1970 to 1975, he was a director of Hill Samuel & Co., Ltd., a merchant bank located in London. Since 1975, Mr. Finsterwalder has served as Executive Vice President in charge of international operations of Creditanstalt-Bankverein in Vienna. In July, 1985, he was appointed to the Board of Managing Directors of Creditanstalt-Bankverein. Mr. Finsterwalder is also a director of several companies, including Banco Interfinanzas S.A., Buenos Aires, Eckes AG, Frankfurt, Global bond Plus, Ltd., London, Banco BBA-Crediantstalt S.A., Sao Paulo, and Energy International, London.

         Brian P. Friedman was appointed to the Board of Directors on August 31, 1995, pursuant to the Note and Warrant Purchase Agreement dated August 1, 1995, which provides Furman Selz SBIC, L.P. the right to designate one director to serve on the Company's board of directors. Mr. Friedman is President of Furman Selz Investments LLC and has been an Executive Vice President of Furman Selz LLC for more than the past five years. Mr. Friedman serves on the board of directors of the Coast Distribution System and on the board of a number of private companies.

         William E. Greenwood was elected to Board of Directors on January 20, 1995. Mr. Greenwood is currently president of the Zephyr Group, a Fort Worth, Texas based company. For thirty years, Mr. Greenwood served in various capacities at Burlington Northern Railroad Company (BN), one of the largest railroads in the United States. Mr. Greenwood's most recent position was Chief Operating Officer of BN (1990-1994). He resigned from that post in June, 1994. Prior to this position, he served as Executive Vice President-Marketing & Sales for BN (1985-1990) and Vice President-Intermodal Transportation (1981-1984). Previously, he served in numerous executive positions with BN. Mr. Greenwood serves on the boards of Mark VII, Inc. and Ameritruck Distribution System Corp.

         Paul G. Hayes became Vice President, Engineering of Transcisco Rail Services Company, a subsidiary of the Company, in November 1987. Mr. Hayes has spent the past 28 years in the rail industry after 5 years in aerospace engineering. Previous positions include Director of Engineering, Director Research and Development, Director of Quality Control while at Richmond Tank Car Company, and Chief Product Engineer at ACF Industries, Incorporated.

         Robert A. Jahnke became President of Transcisco Rail Services Company, a subsidiary of Company in April 1995. Mr. Jahnke was previously Senior Vice President, Operations of Chicago and Northwestern Transportation Company, where his entire career of 29 years resulted in major contributions in areas of operations, equipment management, and finance.

         Steven L. Pease, Chairman, Chief Executive Officer and President of Deucalion Securities, Inc., became President and Chief Executive Officer of Transcisco Industries, Inc. for the third time in his career in January of 1995. Mr. Pease had earlier rejoined the Board of Directors in December 1992. Mr. Pease brings with him considerable expertise in the rail services industry, having served as the former President and Chief Executive Officer of PLM Companies, Inc. (the predecessor company of Transcisco Industries and PLM International) from 1981 through 1987, and having served on the Board of Directors from 1981 through 1989. Mr. Pease was also a member of the PLM International Inc., Board of Directors from 1988 through 1989. Mr. Pease served as Chief Executive Officer of Transcisco Industries from January 1993 to March 1994, in the process leading the Company from its bankruptcy. Mr. Pease is a graduate of the Harvard Business School.

         Gregory S. Saunders became Vice President, Controller of the Company in May 1995. Previously, Mr. Saunders was Manager of Business Development for the Company from 1990 to 1995. In this position Mr. Saunders served in various financial and project management capacities. From 1985 through 1988, Mr. Saunders served in various financial management capacities for the Company's predecessor (PLM Companies, Inc.), including the position of Manager of Accounting of Financial Analysis. Prior to 1985, Mr. Saunders held finance and system analytical positions at American Express Company and Control Data Systems, Inc. Mr. Saunders is a graduate of the Harvard Business School.

         George A. Tedesco has twenty-one years of continuous service with the Company (including its predecessor companies) and was appointed president of TTC in 1992. Prior to that, Mr. Tedesco was the senior vice president of marketing and sales of the Company. Mr. Tedesco played a key role in creating the Company's successful Russian affiliate, SFAT, and has extensive experience doing business in Russia. Mr. Tedesco was elected to the Company's board of directors in January 1995. Mr. Tedesco has been employed in various executive positions since he joined the Company's predecessor in 1975.

         COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT.

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of Common Stock with the SEC and the

American Stock Exchange using Form 3, 4, or 5. Officers, directors and greater-than-ten-pecent holders are required to furnish the Company with copies of all such forms which they file.

         Except for one delinquent filing each of Form 4 by Messrs. Pease, Jahnke and Saunders, the Company believes that during fiscal 1996 all filing requirements applicable to the Company's officers, directors, greater-than-ten-percent beneficial owners, and other persons subject to Section 16 of the Exchange Act were complied with based solely on the Company's review of the filings by such persons and written representations from certain persons that no filing on Form 4 or 5 was required.

ITEM 11. EXECUTIVE COMPENSATION.

         GENERAL.

         The following table sets forth, for each of the Company's last three fiscal years, the compensation awarded to, earned by, or paid to the chief executive officer and each of the four most highly compensated executive officers of the Company other than the chief executive officer (together, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                            Long-Term Compensation
                                                                     ----------------------------------
                                               Annual Compensation   Restricted                  LTIP      All other
  Name & Principal                 Fiscal    ----------------------    Stock      Options       Payouts     Compen-
      Position                     Year(1)   Salary ($)  Bonus($)(7)  Awards(6) (# of Shares)*    ($)      sation ($)
      --------                     -------   ----------  -----------  --------- --------------    ---      ----------
STEVEN L. PEASE(2)                  1996      226,667      330,000      --         150,000         --          --
 President & Chief                  1995       87,521         --        --         300,000         --          --
 Executive Officer                  1994       43,750         --        --            --           --          --

WILLIAM F. BRYANT                   1996      172,802      447,000      --            --           --         8,600(3)
  President,                        1995      172,308      135,500      --            --           --         4,800
  Transcisco Leasing Co.            1994       43,750         --        --            --           --         4,800

GEORGE A. TEDESCO                   1996      174,060      100,000      --         170,000(4)      --          --  (5)
  President,                        1995      148,260         --        --            --           --          --
  Transcisco Trading Co.            1994       37,644         --        --            --           --          --

ROBERT A. JAHNKE                    1996      175,000         --        --          60,000         --        62,500(8)
 President, Transcisco              1995         --           --        --            --           --          --
  Rail  Services Co.                1994         --           --        --            --           --          --

PAUL G. HAYES                       1996      103,500        4,500      --            --           --         7,500
  Vice President, Engineering       1995      102,896        6,000      --            --           --         7,500
  Transcisco Rail Services Co.      1994       23,160         --        --            --           --         1,875(9)

- --------------------------------------------------------------------------------
 *  No SARs were issued
(1) The fiscal period 1994 refers to the three month period ended March 31, 1994, pursuant to the Company's transition to a March 31 fiscal year beginning with the twelve months ended March 31, 1995.
(2) Amounts paid to Deucalion Securities, an affiliate of Mr. Pease.
(3) Includes $3,800 in life insurance premiums paid by the Company and a $4,800 per annum automobile allowance. Years 1994-1995 include only the automobile allowance.
(4) Mr. Tedesco was granted 170,000 options at $0.22 per share in partial settlement of Mr. Tedesco's Class F deferred compensation claim.
(5) Mr. Tedesco was a Class F claimant in connection with a terminated deferred compensation agreement and received common stock options, a note cash, and the waiving of the exercise price and vesting period on 60,000 options in consideration for his claim.
(6) None of the Named Executive Officers hold restricted stock pursuant to the issuance of Restricted Stock Award(s).
(7) Bonus amounts reflect sums earned in each respective year, but paid in following year.
(8) Amount reflects value of 250,000 stock purchase rights issued to Mr. Jahnke. Value was calculated as difference between exercise price and market value of common stock on the date the stock purchase agreement was signed.
(9) Amount reflects debt forgiveness on a loan of approximately $30,000 to Mr. Hayes.

         OPTIONS.

         The following table sets forth certain information with respect to stock options granted to the Named Executive Officers during the fiscal year ended March 31, 1996, including hypothetical gains based on assumed rates of annual compound stock price appreciation:

           STOCK OPTION GRANTS IN LAST FISCAL YEAR - INDIVIDUAL GRANTS

                                                                                  Potential Realizable Value at
                                                                                     Assumed Annual Rates of
                         Number of                                                   Stock Price Appreciation
                        Securities      % of  Total    Exercise        Expira-     (through Expiration Date)(7)
                        Underlying        Options       Price           tion       ----------------------------
     Name             Options Granted     Granted       ($/sh)         Date(6)     5% Per Year    10% Per Year
     ----             ---------------     -------       ------         -------     -----------    ------------
William F. Bryant(1)         --             --         $    0.50      3-31-2003      $ 18,867      $   47,812
Paul G. Hayes(2)             --             --         $    0.50      3-31-2003      $    566      $    1,434
Robert A. Jahnke(3)        60,000           14.2%      $  1.4375      4-15-2005      $160,368      $  406,404
Steven L. Pease(4)        150,000           35.5%      $    4.50       2-1-2006      $405,637      $1,027,964
George A. Tedesco(5)      170,000           40.3%      $    0.22      7-31-2005      $ 54,242      $  137,460

- --------------------------------------------------------------------------------
(1) Mr. Bryant was not granted options in fiscal 1996. Exercise price, expiration date, and realizable values refer to 60,000 options granted March 31, 1993.
(2) Mr. Hayes was not granted options in fiscal 1996. Exercise price, expiration date, and realizable values refer to 1,800 options granted March 31, 1993.
(3) Options were granted effective April 1995 pursuant to the Company's Amended and Restated (1994) Stock Option Plan (the "1994 Stock Option Plan"). Mr. Jahnke's options vest over a three year period in even monthly amounts. The 1994 Stock Option plan is administered by the independent directors.
(4) Options were granted effective March 1996: (i) pursuant to the Company's
    1994 Stock Option Plan, if the amendment to such plan is adopted by the stockholders of the Company at the 1996 annual meeting, or (ii) outside of such plan if the amendment is not adopted. Mr. Pease's options vest over a five year period in even monthly amounts.
(5) Options were granted effective July 1995 as partial compensation for a deferred compensation Class F bankruptcy claim.
(6) Subject to earlier termination in certain events related to termination of employment.
(7) Represents assumed rates of stock price appreciation in accordance with the Commission's rules. Actual gains, if any, on stock options exercises are dependent on the future market price of the Company's Common Stock. Computation based on actual option term and annual compounding, computed as the product of: (a) the difference between: (i) the product of the per share market price at the effective date of grant and the sum of 1 plus the adjusted stock price appreciation rate (5% - 62.8%, 10% - 159.4%) and (ii) the per share exercise price of the option and (b) the number of securities underlying the grant at fiscal year end.

     AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                                    Number of
                                                                    Securities             Value of
                                                                    Underlying            Unexercised
                                                                   Unexercised          in-the-money
                                                                    Options at              Options
                                                                 Fiscal Year End     at Fiscal Year-End
                             Shares                Value               (#)                 end ($)
                           Acquired on           Realized         Exercisable/          Exercisable/
Name                       Exercise (#)             ($)           Unexercisable         Unexercisable
- ----                       ------------             ---           -------------         -------------
William F. Bryant               --                    --           48,771/11,229        219,470/50,531
Paul G. Hayes                2,600                 5,217               425/1,375           1,913/6,188
Robert A. Jahnke                --                    --           19,180/40,820        68,329/145,421
Steven L. Pease                 --                    --         121,585/328,415     432,843/1,169,157
George A. Tedesco               --                    --               170,000/0             812,600/0

- --------------------------------------------------------------------------------

         DIRECTOR COMPENSATION.

         Each non-employee director of the Company receives a fee of $2,000 per month. In addition, directors are reimbursed reasonable and customary expenses incurred for attendance at meetings, including, but not limited to, air fare and hotel accommodations. Directors are also awarded additional compensation in connection with extraordinary contributions to the Company. During fiscal 1996, Mr. Finsterwalder was awarded special compensation in the form of options to purchase 25,000 shares of Common Stock, which will be issuable under the Company's Stock Purchase Plan, as amended.. The options carry an exercise price of $4.50 per share and are exercisable immediately.

         EMPLOYMENT CONTRACTS.

         In January 1995, the Company entered into a consulting agreement (the "Consulting Agreement") with Deucalion Securities, of which Mr. Pease is CEO. The Consulting Agreement was amended in March 1996. The Agreement is identical to an earlier agreement executed between the Company and its former CEO, Mr. Phil Kantz. The Agreement, as amended, terminates on March 31, 1998, through which period of time Mr. Pease is to receive his base salary, which was increased to $240,000 per year in accordance with the Consulting Agreement (such increase occurring upon the refinancing of the Company on August 1, 1995). The Consulting Agreement also establishes incentive compensation for Mr. Pease in terms of performance of the Company relative to its goals outlined in the Company's Chapter 11 bankruptcy plan, including a bonus for exceeding earnings and cash flow projections. In addition, the Agreement grants to Mr. Pease 300,000 options pursuant to the Company's Amended and Restated (1994) Stock Option Plan. The exercise price of the options was set at the market price of the stock on the day of granting, which was $1.4375 per share. The options vest over a three year term, ending January 1998. The Agreement states that, upon a change of control (as defined in the Consulting Agreement), Mr. Pease's options will immediately vest. The Consulting Agreement was amended to include a 1996 bonus award of $330,000 in cash and options to purchase 150,000 shares of the Company's Commons Stock at $4.50 per share. The bonus was awarded as a result of Mr. Pease's achievement of specific earnings and cash flow targets as outlined in the Consulting Agreement.

         In 1993, the Company entered into an employment agreement (the "1993 Bryant Agreement") with Mr. William F. Bryant, President of Transcisco Leasing Company (TLC). The 1993 Bryant Agreement supersedes the previous employment agreement with Mr. Bryant dated July 9, 1990. The term of the 1993 Bryant Agreement is five years ending June 30, 1998. Pursuant to the 1993 Bryant Agreement, Mr. Bryant's employment may be terminated for cause only. Mr. Bryant's base salary was set at $175,000 per annum; the board of directors of TLC may increase the base salary if it determines an adjustment is equitable and in the best interests of the Company. The 1993 Bryant Agreement includes incentive compensation, allowing Mr. Bryant and the management employees of TLC to share up to 10% of the pretax earnings of Transcisco Leasing Company. The 1993 Bryant Agreement also includes customary healthcare and other benefits. In the event of a merger, acquisition, or change of control of TLC, the 1993 Bryant Agreement shall become binding on the successor entity or the controlling person.

         In 1995 the Company signed a letter agreement (the "Jahnke Letter") with Mr. Robert A. Jahnke, President of Transcisco Rail Services Company (TRS). Pursuant to the Jahnke Letter, Mr. Jahnke's employment may be terminated for cause only. Mr. Jahnke's base salary was set at $175,000 per annum; the board of directors of TRS may increase the base salary if it determines an adjustment is equitable and in the best interests of the Company. The Jahnke Letter includes incentive compensation, allowing Mr. Jahnke to receive a bonus up to 100% of his base salary for exceeding certain financial targets. In addition, the Jahnke Letter provided for the grant of 60,000 options, vesting over three years and exercisable at $1.4375 per share. The options vest immediately upon a change in control. The Jahnke Letter also awarded 250,000 stock purchase rights (the "Purchase Rights") issuable under the Company's Stock Purchase Plan. The Purchase Rights carried an exercise price of $1.00 per share and were exercisable immediately.

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

         During the period ended March 31, 1996, no executive officer of the Company served (i) as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Company's compensation committee (the "Company Compensation Committee"); (ii) as a director of another entity, one of whose executive officers served on the Company Compensation Committee; or (iii) as a member of the compensation committee (or other board committee performing equivalent functions, or in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Company's board of directors.

         No member of the Company Compensation Committee (i) was, during the period ended March 31, 1996, an officer or employee of the Company or any of its subsidiaries; (ii) was formerly an officer of the Company or any of its subsidiaries; or (iii) had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.

         For the fiscal year 1996, the Company Compensation Committee consisted of Messrs. Armstrong and Finsterwalder, neither of whom currently is an employee of the Company. As part of its duties, the Company Compensation Committee reviews compensation levels of executive officers, evaluates performance of management and administers the 1994 Stock Option Plan. The Company Compensation Committee is assisted by the Company's human resources personnel and the Company's independent auditor, Ernst & Young LLP, which supplies the Company Compensation Committee with statistical data and other executive compensation information to permit the Company Compensation Committee to compare the Company's compensation policies against compensation levels nationwide and against programs of other companies of similar size in the Company's industry and geographic area. The companies included in the salary comparisons are generally not the same as the companies included in the index in the stock performance graph included hereafter. The Company Compensation Committee believes that the Company's most direct competitors for executive talent in the San Francisco Bay Area are not necessarily the same companies to which the Company would be compared for stock performance purposes.

         The Company's executive compensation programs are designed to attract and retain executives who will contribute to the Company's long-term success, to reward executives for achieving the Company's short- and long-term strategic goals, to link executive compensation and shareholder interest through equity-based plans, and to recognize individual contributions to the Company's performance.

         It is the Company Compensation Committee's belief that none of the Company's executive officers will be affected by the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the deductibility of certain executive compensation during fiscal 1996. Therefore, the Committee has not adopted a policy as to compliance with the requirements of
Section 162(m).

         The Company Compensation Committee has established Mr. Pease's base salary in reference to that provided to Mr. Pease's predecessor and in reference to mean total compensation for area companies. Base salaries for executive officers other than the Company's chief executive officer are set at approximately the mean total cash compensation level of referenced surveys.

         For the executive officers of the Company, compensation consists of three principal elements: base salary, annual bonus, and stock options.

         Base Salary. The base salaries of executive officers are initially determined by evaluating the responsibilities of the position held and the experience and performance of the individual, with reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions based on data contained in the surveys discussed above. Executive officer base salaries are targeted toward the mean total compensation established by such surveys in order to attract and retain executives who, in the Company's belief, are best able to meet the unique challenges facing the Company. The Company Compensation Committee reviews executive salaries annually and adjusts them as appropriate to reflect changes in market conditions and individual performance and responsibilities.

         Bonus Program. The bonus program emphasizes the Company's belief that executive compensation should be closely tied to the Company's profitability. The Company's bonus program also acknowledges company and, indirectly, individual performance. Bonuses can be paid only if the Company exceeds specific goals established for the fiscal year. The bonus program is intended to bring the executives' base salary plus bonus compensation above the mean total compensation levels established by referenced surveys when all company and individual performance criteria are met.

         Stock Options. Under the 1994 Stock Option Plan, stock options may be granted to executive officers and other key employees of the Company. Upon joining the Company, an individual's initial option grant is based on the individual's responsibilities and position and upon information provided in referenced surveys. The size of any annual stock option awards thereafter is based primarily on a qualitative assessment of an individual's performance and the individual's responsibilities and position with the Company, as well as on the individual's present outstanding options. Options are designed to align the interests of executive officers with those of the Company's shareholders. All incentive stock options are granted with an exercise price equal to the fair market value of the Company Common Stock on the date of grant and generally vest over four years. This approach is designed to encourage the creation of shareholder value over the long term since no benefit is realized from the stock option grant unless the price of the Company Common Stock rises over a number of years.

         Other elements of executive compensation include participation in a company-wide medical and insurance benefits plan and the ability to defer compensation pursuant to a 401(k) plan. The Company makes 50% matching contributions to the 401(k) plan, up to $1,000 per employee per year.

         The Company Compensation Committee established the salary and bonus compensation levels for Mr. Pease, President and CEO of the Company, in reference to a Consulting Agreement (the "Consulting Agreement") between the Company, Mr. Pease and Deucalion Securities, a firm of which Mr. Pease is CEO. The Consulting Agreement was amended March 1, 1996 and is substantially the same agreement executed with the Company's predecessor President and CEO. The salary and bonus levels specified in the Consulting Agreement were established based upon reference to compensation surveys of area companies of similar size. The Consulting Agreement, as amended, provides for Mr. Pease to be paid a salary of $240,000 per year through the expiration date of the Consulting Agreement, which is March 31, 1998.. The Consulting Agreement also provides for a fiscal 1996 bonus of $330,000 in cash and 150,000 options. The options were issued on March 1, 1996, carry an exercise price of $4.50 per share, and vest immediately upon a change in control, as defined in the Consulting Agreement). The 1996 fiscal year bonus was based upon a formula outlined in the Consulting Agreement which provides for a bonus of up to two times Mr. Pease's salary in the event the Company meets or exceeds certain cash flow and earnings targets. The Company exceeded the specified targets.

         PERFORMANCE GRAPH

         The following graph sets forth the Company's total five (5) year cumulative shareholder return as compared to the Russell 2000 index ("Russell 2000"), the Standard & Poors Mid-Capitalization Index ("S&P Mid-Cap"), and the S&P Transportation Index ("S&P Transportation"). The Company believes the Russell 2000, which encompasses the shareholder returns of small public companies, is the most representative index for purposes of comparing the Company's total shareholder return.

         Total shareholder return assumes $100 invested at the beginning of the period in the common stock of the Company and the stocks represented in the S&P Mid-Cap, S&P Transportation, and Russell 2000 indices. Total return also assumes reinvestment of dividends; the Company has paid no dividends on the Company's Common Stock since 1990.

         Historical stock price performance should not be relied upon as indicative of future stock price performance.

                                   [GRAPHIC]

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

         The following tables sets forth, as of June 1, 1996, the most recent practicable date, for purposes of Item 12, prior to the filing of this report on Form 10-K, certain information with respect to (i) persons who, to the best knowledge of the Company, was the beneficial owner of more than five percent of the outstanding shares of Company Common Stock, the Company's only class of voting security, and (ii) the number of shares of Company Common Stock beneficially owned by each current director, the Named Executive Officers, and by all current directors and executive officers as a group:

    (A) Security Ownership of Certain Beneficial Owners

                                                     Number of             Percent
      Name                                           Shares(2)           of Total(3)
      ----                                           ---------           -----------
Brian P. Friedman(1)                                  972,667                14.3%
Steve L. Pease                                        383,975                 5.7%

- --------------------------------------------------------------------------------
(1) Includes 6,000 shares issuable upon exercise of options and 966,667 shares issuable upon exercise of a warrant purchased by Furman Selz SBIC, L.P., of which Mr. Friedman is an officer of the general partner.
(2) Shares include 978,667 and 186,940 shares issuable upon exercise of warrants or options within 60 days of the date of this proxy to Furman Selz and Mr. Pease, respectively. Amount does not include 263,060 of additional shares issuable pursuant to options upon a change in control of the Company.
(3) Based upon 5,269,614 shares outstanding plus 1,530,241 shares issuable within 60 days from the date of this Annual Report on Form 10-K to directors, officers and employees under option and warrant agreements.
    Amount does not include an additional 295,492 shares issuable pursuant to options upon change in control of the Company.

    (B) Security Ownership of Directors and Management

                                                        Number of           Percent
      Name                                               Shares           of Total(1)
      ----                                               ------           -----------
Eugene M. Armstrong                                        80,500             1.2%
William F. Bryant(2)                                       89,232             1.3%
Dr. Ottokarl F. Finsterwalder(3)                           40,000             **
Brian F. Friedman(4)                                      972,667            14.3%
William E. Greenwood(5)                                     6,000             **
Paul G. Hayes(6)                                              998             **
Robert A. Jahnke(7)                                       277,568             4.1%
Steven L. Pease(8)                                        383,975             5.7%
George A. Tedesco(9)                                      265,834             3.9%
All directors & officers
  as a group (9 persons)(10)                            2,116,774            31.1%

- --------------------------------------------------------------------------------
(1) Based upon 5,269,614 shares outstanding plus 1,530,241 shares issuable within 60 days from the date of this Annual Report on Form 10-K to directors, officers and employees under option and warrant agreements.
(2) Includes 53,482 shares of the Company Common Stock which may be purchased by Mr. Bryant upon exercise of options over the sixty days following the date of this Annual Report on Form 10-K.
(3) Includes 25,000 shares of the Company Common Stock which may be purchased by Mr. Finsterwalder upon exercise of options over the sixty days following the date of this Annual Report on Form 10-K.
(4) Includes 6,000 shares issuable exercise of options and 1,000,000 shares issuable upon exercise of warrants issued to Furman Selz SBIC, L.P., of which Mr. Friedman is an officer of the general partner.
(5) Includes 6,000 shares of the Company Common Stock which may be purchased by Mr. Greenwood upon exercise of options over the sixty days following the date of this Annual Report on Form 10-K.
(6) Includes 998 shares of the Company Common Stock which may be purchased by Mr. Hayes upon exercise of options over the sixty days following the date of this Annual Report on Form 10-K.
(7) Includes 27,568 shares of the Company Common Stock which may be purchased by Mr. Jahnke upon exercise of options over the sixty days following the date of this Annual Report on Form 10-K.
(8) Includes 176,107 shares of the Company Common Stock which may be purchased by Mr. Pease upon exercise of options over the sixty days following the date of this Annual Report on Form 10-K.
(9) Includes 170,000 shares of the Company Common Stock which may be purchased by Mr. Tedesco upon exercise of options over the sixty days following the date of this Annual Report on Form 10-K.
(10) Includes 1,431,822 shares of the Company Common Stock which may be purchased by the directors and Named Executive Officers upon exercise of options over the sixty days following the date of this Annual Report on Form 10-K
 **  = Less than 1%

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

         Brian P. Friedman, a director nominated for re-election at the upcoming 1996 Annual Meeting of Stockholders, is an executive vice president of Furman Selz LLC, an affiliate of Furman Selz SBIC, L.P., to which the Company is indebted in the amount of $1,450,000, pursuant to that certain Note and Warrant Purchase Agreement, dated as of August 1, 1995, among the Company, TRS, TLC, TTC, Furman Selz SBIC, L.P., and James Dowling.

                                     PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K.

(a)      FINANCIAL STATEMENTS AND EXHIBITS:

         (1) Transcisco Industries, Inc. Consolidated Financial Statements and Report of Independent Auditors: see the Index on page 12 of this Report.

         (2)      Exhibits:

         3.1 Joint Plan of Reorganization, incorporated by reference to Form 8-A filed by the Company on August 12, 1993.

         3.2 Amended and Restated Certificate of Incorporation of Transcisco Industries, Inc., incorporated by reference to Form 8-A by the Company on August 12, 1993.

         3.3 Amended and Restated By-Laws, incorporated by reference to Form 8-A filed by the Company on August 12, 1993.

         4.1 Form of Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of Transcisco Industries, Inc.

         10.1 Lease agreement for 601 California Street, incorporated herein by reference to Company's filing of Form 10-K for December 31, 1988, filed with the Securities and Exchange Commission.

*        10.2     Transcisco Industries, Inc. Amended and Restated (1994) Stock
                  Option Plan (including implementing agreement: Transcisco
                  Industries, Inc., Stock Option Agreement) incorporated herein by reference to Form S-8 filed April 13, 1995 with the Securities and Exchange Commission.

         10.3 Plan and Agreement of Reorganization, incorporated by reference to the Company's Registration Statement on Form S-4 (Reg. No. 33-2236) dated December 23, 1985, filed with the Securities and Exchange Commission.

*        10.4     Employment Agreement between TRS and Mr. Robert A. Jahnke, dated April 13, 1995, incorporated herein by reference to the Company's Form 10-K for the fiscal year ended March 31, 1995.

*        10.6     Transcisco Industries, Inc. Directors' (1994) Stock Option
                  Plan, incorporated by reference to the Company's Form S-8 filed April 8, 1995 with the Securities and Exchange
                  Commission.

*        10.7     Employment Agreement as amended, dated May 1, 1995 between Mr.
                  William F. Bryant and Transcisco Leasing Company, a subsidiary of Company, incorporated herein by reference to the Company's
                  Form 10-K for the fiscal year ended March 31, 1995.

*        10.8     Agreement between Deucalion Securities, Inc., and Steven L.
                  Pease and the Company dated January 3, 1995, incorporated herein by reference to the Company's Form 10-K for the fiscal year ended March 31, 1995.

*        10.9     Amendment dated March 1, 1996 to the Agreement between
                  Deucalion Securities, Inc., and Steven L. Pease and the
                  Company dated January 3, 1995.

         10.10 The Note and Warrant Purchase Agreement Among the Company, Transcisco Rail Services Company, Transcisco Leasing Company, and Transcisco Trading Company and Furman Selz S.B.I.C., L.P. and James Dowling dated as of August 1, 1995 is incorporated herein by reference to the Company's Form 8-K filed on October 6, 1995.

         10.11 The Registration Rights Agreement by and between the Company, Furman Selz S.B.I.C., L.P., and James Dowling dated August 1, 1995 is incorporated herein by reference to the Company's Form 8-K filed on October 6, 1995.

         10.12 The Loan and Security Agreement between the Company, Transcisco Rail Services Company, Transcisco Leasing Company, Transcisco Trading Company, and Transamerica Business Credit Corporation, dated as of July 31, 1995 is incorporated herein by reference to the Company's Form 8-K filed on October 6, 1995.

         10.13 The Shareholder Rights Plan by and between the Company and First Interstate Bank of California, as rights agent, dated September 5, 1995, is incorporated herein by reference to the Company's Form 8-A filed on September 15, 1995.

         10.14 Letter Agreement by and between the Company and Mark C. Hungerford dated July 1, 1995, incorporated herein by reference to the Form S-3 dated February 7, 1996.

         10.15 Agreement and Plan of Merger dated June 17, 1996 among Trinity Industries, Inc., Trinity Y, Inc., and the Company.

*        10.17    The Company's Stock Purchase Plan incorporated by reference to the Company's Form S-8 filed April 8, 1995 with the Securities and Exchange Commission.

         10.18 Amendment dated June 17, 1996 to the Rights Agreement by and between the Company and Wells Fargo Bank National Association (formerly First Interstate Bank of California), dated September 5, 1995.

         21.1 List of subsidiaries of the Company, incorporated herein by reference to the Company's Form 10-K for the fiscal year ended December 31, 1993.

         23.1 Consent of Independent Auditors regarding the Company's consolidated financial statements filed as part of this Annual Report on Form 10-K.

         27.0     Financial data schedule.

         99.1 JSC SFAT Consolidated Financial Statements for the years ended December 31, 1995 and 1994 with Independent Auditors' Report thereon.

         * Compensatory plans or arrangements required to be filed pursuant to item 14(c) of Form 10-K.

(b)      REPORT ON FORM 8-K FOR LAST QUARTER OF 1996:

                  No reports on Form 8-K were filed during the last quarter of fiscal 1996.

                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 24, 1996                     Transcisco Industries, Inc.

                                        By: /s/ Gregory S. Saunders
                                            ------------------------------------
                                            Gregory S. Saunders, Vice President,
                                            Controller

         Know all persons by these presents, that each person whose signature appears below constitutes and appoints Steven L. Pease, and each of them, his attorney-in-fact, with full power of substitution, to sign any and all amendments to this Annual Report on Form 10-K, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities Exchange Commission, hereby satisfying and confirming all that such attorneys-in-fact may do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Exchange Act of 1934, this Report had been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated.

         Signature                           Title                     Date
         ---------                           -----                     ----
/s/ Steven L. Pease                   President and                June 24, 1996
- -----------------------------------   Chief Executive Officer
    (Steven L. Pease)

/s/ Eugene M. Armstrong               Chairman of the Board        June 24, 1996
- -----------------------------------
    (Eugene M. Armstrong)

/s/ Dr. Ottokarl F. Finsterwalder     Director                     June 22, 1996
- -----------------------------------
    (Dr. Ottokarl F. Finsterwalder)

/s/ Brian P. Friedman                 Director                     June 24, 1996
- -----------------------------------
    (Brian P. Friedman)

/s/ William E. Greenwood              Director                     June 25, 1996
- -----------------------------------
    (William E. Greenwood)

/s/ Gregory S. Saunders               Vice President, Controller   June 24, 1996
- -----------------------------------   (principal financial and
    (Gregory S. Saunders)             accounting officer)

/s/ George A. Tedesco                 Director                     June 26, 1996
- -----------------------------------
    (George A. Tedesco)

                          TRANSCISCO INDUSTRIES, INC.
  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES

                            (ITEM 14 (a) (1) AND (2))

        DESCRIPTION                                                          PAGE NO.
        -----------                                                          --------
Report of Independent Auditors.                                                  22

Consolidated Balance Sheets at March 31, 1996 and 1995.                          23

Consolidated Statements of Operations for the years ended March 31, 1996 and 1995, the three month period ended March 31,
1994, and the year ended December 31, 1993.                                      24

Consolidated Statements of Shareholders' Equity (net capital deficiency)
for the years ended March 31, 1996 and 1995, the three month period
ended March 31, 1994, and the year ended December 31, 1993.                      25

Consolidated Statements of Cash Flows for the years ended March 31, 1996 and 1995, the three month period ended March 31, 1994, and
the year ended December 31, 1993.                                                26

Notes to Consolidated Financial Statements.                                      28

All schedules are omitted since the required information is not present or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements and notes thereto.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Transcisco Industries, Inc.

We have audited the accompanying consolidated balance sheets of Transcisco Industries, Inc. (the "Company") as of March 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended March 31, 1996 and 1995, the three month period ended March 31, 1994, and the year ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of SFAT (a Russian joint stock corporation in which the Company has a 23.5% ownership interest) for SFAT's fiscal years ended December 31, 1995 and 1994, or for any prior periods. Those statements were audited by other auditors whose report has been furnished to us and, our opinion, insofar as it relates to data included for SFAT, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based upon our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Transcisco Industries, Inc. at March 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for the years ended March 31, 1996 and 1995, the three month period ended March 31, 1994 and for the year ended December 31, 1993, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, as of April 1, 1994, the Company changed its method of accounting for its equity investment in SFAT.



                                                               ERNST & YOUNG LLP

San Francisco, California
May 10, 1996, except note 11 as to which the date is June 17, 1996

                           TRANSCISCO INDUSTRIES, INC.
                           CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)

- -------------------------------------------------------------------------------------------------
                                                                       FISCAL YEAR ENDED MARCH 31
                                                                           1996           1995
                                                                         --------       --------
                                                                                       (restated)
ASSETS:
  Current Assets:
        Cash and cash equivalents                                        $  2,695       $  1,371
        Receivables                                                         6,377          6,221
        Inventories                                                         2,501          3,460
        Other current assets                                                  574            419
                                                                         --------       --------
              Total current assets                                         12,147         11,471

  Property and equipment, net                                              14,606         17,561
  Investment in SFAT                                                       17,214         11,024
  Other                                                                        79             81
                                                                         --------       --------
                                                                         $ 44,046       $ 40,137
                                                                         ========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY:
  Current Liabilities:
        Accounts payable                                                 $  3,743       $  2,744
        Accrued compensation and benefits                                   1,968          1,202
        Unearned revenue                                                    1,505            265
        Other current liabilities                                           1,394          2,351
        Borrowings under bank line of credit                                 --            1,722
        Current portion of long-term debt                                     382          1,563
                                                                         --------       --------
              Total current liabilities                                     8,992          9,847

  Long-term debt                                                            3,561         13,415
  Other long-term liabilities                                               2,861          2,923
  Deferred maintenance liability                                            2,872          1,108
  Commitments and contingencies

  Shareholders' Equity:
        Preferred Stock, no par value, 1,000,000 shares authorized,
        none issued                                                          --             --
        Common Stock, $.01 par value, 15,000,000 shares authorized, issued and outstanding 6,064,004 shares in 1996, and
        5,609,961 shares in 1995                                               53             51
        Paid-in capital in excess of par                                   17,747         17,022
        Retained earnings (accumulated deficit)                            11,474         (1,235)
        Less cost of Common shares in Treasury;
          794,390 in 1996 and 478,726 in 1995                              (3,514)        (2,994)
                                                                         --------       --------
  Total Shareholders' Equity                                               25,760         12,844

                                                                         --------       --------
                                                                         $ 44,046       $ 40,137
                                                                         ========       ========

- -------------------------------------------------------------------------------------------------

                           TRANSCISCO INDUSTRIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except share and per share data)

- ---------------------------------------------------------------------------------------------------------------------------
                                                                                            THREE MONTH
                                                           FISCAL YEAR ENDED MARCH 31       PERIOD ENDED       YEAR ENDED
                                                            1996              1995         MARCH 31, 1994     DEC. 31, 1993
                                                         -----------       -----------     --------------     -------------
                                                                            (restated)
Revenues (primarily maintenance & repair)                $    42,630       $    34,579       $     7,221       $    32,513

Costs and expenses:
       Operations and support                                 31,718            27,717             6,087            26,989
       General and administrative                              6,169             4,792             1,153             4,903
       Interest income                                           (85)             (189)              (78)             (383)
       Interest expense                                          954             1,688               400               330
                                                         -----------       -----------       -----------       -----------
       Total costs and expenses                               38,756            34,008             7,562            31,839

Income (loss) from continuing operations, before
       tax, reorganization items, asset write-
       down, equity in earnings of SFAT, extra-
       ordinary gain, and cumulative effect of a
       change in accounting principle                          3,874               571              (341)              674

Reorganization items:
       Bankruptcy administrative costs                          --                --                --              (2,386)
       Adjustment to estimated allowed claims                   --                --                --              (1,700)
Asset write-down                                              (3,000)             --                --                --
Equity in earnings of SFAT                                     5,975             2,019              --                --
                                                         -----------       -----------       -----------       -----------

Income (loss) from continuing operations before tax            6,849             2,590              (341)           (3,412)
Provision for income tax                                        (198)             --                --                --
                                                         -----------       -----------       -----------       -----------
Income (loss) from continuing operations                       6,651             2,590              (341)           (3,412)

Discontinued operations:
       Loss from discontinued operations                        --                --                --                 (23)
       Gain (loss) on close-down and disposal
            of business segment                                 --                --                --                 142
       Adjustment to estimated allowed claims                   --                --                --              (1,500)
                                                         -----------       -----------       -----------       -----------
Loss from discontinued operations                               --                --                --              (1,381)

Income (loss) before extraordinary gain
       and cumulative effect of a change
       in accounting principle                                 6,651             2,590              (341)           (4,793)

Extraordinary gain                                             6,058              --                --              13,929
Cumulative effect as of April 1, 1994, of changing
       to the equity method of accounting                       --               7,590              --                --
                                                         -----------       -----------       -----------       -----------
NET INCOME (LOSS)                                        $    12,709       $    10,180       $      (341)      $     9,136
                                                         ===========       ===========       ===========       ===========

Per share amounts:
       Continuing operations                             $      1.09       $      0.49       $     (0.06)      $     (0.73)
       Discontinued operations                                  --                --                --               (0.29)
       Extraordinary gain                                       1.00              --                --                2.97
       Cumulative effect of accounting change                   --                1.44              --                --
                                                         -----------       -----------       -----------       -----------
       NET INCOME (LOSS)                                 $      2.09       $      1.93       $     (0.06)      $      1.95
                                                         ===========       ===========       ===========       ===========

Weighted average number of shares                          6,085,381         5,283,926         5,422,935         4,689,530

- ---------------------------------------------------------------------------------------------------------------------------

                           TRANSCISCO INDUSTRIES, INC.
    CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (NET CAPITAL DEFICIENCY) Fiscal Years Ended March 31, 1996 and 1995, the Three Month Period Ended March
          31, 1994 and the Year Ended December 31, 1993
                                 (in thousands)

- -------------------------------------------------------------------------------------------------------

                                                                                           TOTAL SHARE-
                                                                                             HOLDERS'
                                         COMMON STOCK      RETAINED                          EQUITY
                                          AND PAID-IN      EARNINGS/                          (NET
                                          CAPITAL IN     (ACCUMULATED       TREASURY         CAPITAL
                                         EXCESS OF PAR     DEFICIT)          SHARES        DEFICIENCY)
                                         -------------   ------------       --------       ------------
Balance at December 31, 1992                $16,394        $(20,210)        $(2,994)        $ (6,810)

Net income                                     --             9,136            --              9,136
Issuance of common stock                        590            --              --                590
                                            -------        --------         -------         --------

Balance at December 31, 1993                 16,984         (11,074)         (2,994)           2,916

Net loss                                       --              (341)           --               (341)
Issuance of common stock                         74            --              --                 74
                                            -------        --------         -------         --------

Balance at March 31, 1994                    17,058         (11,415)         (2,994)           2,649

Net income                                     --            10,180            --             10,180
Issuance of common stock                         15            --              --                 15
                                            -------        --------         -------         --------

Balance at March 31, 1995 (restated)         17,073          (1,235)         (2,994)          12,844

Net income                                     --            12,709            --             12,709
Issuance of common stock                        727            --              --                727
Treasury shares released from escrow           --              --              (520)            (520)
                                            -------        --------         -------         --------

Balance at March 31, 1996 (restated)        $17,800        $ 11,474         $(3,514)        $ 25,760
                                            =======        ========         =======         ========

- -------------------------------------------------------------------------------------------------------

                           TRANSCISCO INDUSTRIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                                 THREE MONTH
                                                                   FISCAL YEAR ENDED MARCH 31   PERIOD ENDED    YEAR ENDED
                                                                     1996               1995    MAR. 31, 1994  DEC. 31, 1993
                                                                   -------            -------   -------------  -------------
                                                                                     (RESTATED)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Income (loss) from continuing operations
        before extraordinary gain and cumulative                   $ 6,651            $ 2,590      $(341)         $(3,412)
        effect of change in accounting principle
    Adjustments to reconcile loss to net cash
        (used in) provided by continuing operations:
       Equity in (earnings) of SFAT, net of dividends               (5,915)            (2,019)        --               --
       Reorganization items not requiring cash                          --                 --        130            1,332
       Loss on fixed asset write-downs                               3,000                 --         --               --
       Depreciation and amortization                                 1,154              1,186        287            1,127
       Common stock issued for services                                450                 15         74               67
    Changes in operating assets and liabilities:
       Accounts receivable                                            (156)              (870)      (680)           1,909
       Inventories                                                     959             (1,059)        22              414
       Other current assets                                           (155)                97         82              409
       Other assets                                                      2                 78        (28)              55
       Accounts payable                                                999               (895)      (804)             546
       Accrued compensation and benefits                               766                370       (139)            (348)
       Deferred maintenance liability                                1,764              1,042        (17)            (520)
       Unearned revenue                                              1,240                 --         --               --
       Other current liabilities                                    (1,232)              (596)       616             (434)
       Other long-term liabilities                                     (62)               428         --             (299)
                                                                   -------           --------       ----          -------
    Net cash (used in) provided by
            continuing operations                                    9,465                367       (798)             846
                                                                   -------           --------       ----          -------
    Loss from discontinued operations                                   --                 --         --           (1,381)

    Adjustments to reconcile loss to
     net cash used in discontinued operations:
    Accrual for loss on disposal of
        business segment                                                --                 --         --             (150)
    Liabilities subject to compromise                                   --                 --         --             (658)
    Other, net                                                          --                 --         --             (586)
                                                                   -------           --------       ----          -------
           Net cash used in discontinued operations                     --                 --         --           (2,775)
                                                                   -------           --------       ----          -------
           Net cash (used in) provided by operating activities       9,465                367       (798)          (1,929)
                                                                   -------           --------       ----          -------

                                  -Continued -

                         (continued from previous page)

                           TRANSCISCO INDUSTRIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                            THREE MONTH
                                                           FISCAL YEAR ENDED MARCH 31      PERIOD ENDED    YEAR ENDED
                                                              1996             1995        MAR. 31, 1994  DEC. 31, 1993
                                                            --------         -------       -------------  -------------
                                                                            (RESTATED)
CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures, net                                (1,199)           (815)           (120)           (339)
     Restricted cash                                              --              --             124             123
     Discontinued operations:
         Capital expenditures, net                                --              --              --              --
         Disposal of equipment                                    --              --              --           1,580
         Restricted cash                                          --              --              --             600
                                                            --------         -------         -------         -------
            Net cash provided by (used in)
            investing activities                              (1,199)           (815)              4           1,964
                                                            --------         -------         -------         -------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Payments on Class F and other senior debt               (11,929)         (2,452)           (109)           (386)
     Redemption of note receivable                                --           2,000              --              --
     Borrowings under long-term debt                           6,709             341              --              --
     Short-term borrowings (repayment)                        (1,722)          1,205             525              --
                                                            --------         -------         -------         -------
         Net cash (used in) provided by
               financing activities                           (6,942)          1,094             416            (386)
                                                            --------         -------         -------         -------
Net increase (decrease) in cash and cash equivalents           1,324             646            (378)           (351)
                                                            --------         -------         -------         -------
Cash and cash equivalents at beginning of year                 1,371             725           1,103           1,454
                                                            --------         -------         -------         -------
Cash and cash equivalents at end of year                    $  2,695         $ 1,371         $   725         $ 1,103
                                                            ========         =======         =======         =======
SUPPLEMENTAL CASH FLOW INFORMATION:
     Treasury shares released from escrow
       in connection with the debt refinancing              $   (520)        $    --         $    --         $    --
                                                            ========         =======         =======         =======
     Common stock issued in connection
       with the debt refinancing                            $    277         $    --         $    --         $    --
                                                            ========         =======         =======         =======

                           TRANSCISCO INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

         BASIS OF PRESENTATION.

         The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

         CONCENTRATION OF CREDIT RISK.

         The Company markets its services throughout the United States. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses and such losses have been within management's expectations. Reserves for doubtful accounts were approximately $97,000 at March 31, 1996 and $48,000 at March 31, 1995.

         INVENTORIES.

         Inventories, consisting of rail parts, supplies and work in process, are stated at the lower of cost or market. Cost is determined by the last-in, first out (LIFO) method for substantially all inventories.

         PROPERTY AND EQUIPMENT.

         Property and equipment are stated at cost. Depreciation of property and equipment is computed primarily using the straight-line method based on the estimated useful lives of the assets. Estimated useful lives used in computing depreciation provisions are as follows:

              Buildings and improvements                 17 to 40 years
              Equipment and track                         3 to 40 years
              Rolling stock                              15 to 20 years
              Other                                       3 to 10 years

         When properties are retired, or otherwise disposed of, the asset cost and accumulated depreciation are removed from the accounts, and the resulting gain or loss is credited or charged to operations. Normal recurring maintenance and repair costs are expensed as incurred. Major repairs or betterments are capitalized and depreciated over the remaining useful lives of the related assets.

         PER SHARE DATA.

         Net income per share data is computed using the weighted average number of shares of outstanding common stock and diluted common stock equivalents from the assumed exercise of stock options and warrants. Net loss per share data is computed using the weighted average number of shares of outstanding common stock and excludes common stock equivalents as their effect would be anti-dilutive.

         STATEMENTS OF CASH FLOWS.

         For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. For the years ended March 31, 1996 and 1995, the three month period ended March 31, 1994, and the year ended December 31, 1993, interest of $623,000, $906,000, $106,000, and $135,000 was paid. For the years ended March 31, 1996 and 1995, the three month period ended March 31, 1994, and the year ended December 31, 1993, the Company paid $200,000, $51,000, $17,000, and $36,000 in income taxes related to various federal and state filings.

         INCOME TAXES.

         The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." This statement requires that deferred income taxes be determined using the asset and liability method.

         EQUITY IN EARNINGS OF SFAT.

         Equity in earnings of SFAT represents the Company's share of earnings in SFAT, of which Transcisco Trading Company (a wholly owned subsidiary of the Company) has a 23.5% ownership interest as of March 31, 1996. The Company believes SFAT is the largest privately owned railcar transportation company in Russia. Effective April 1, 1994, the Company resumed the equity method of accounting for its SFAT investment in December 1995. The resumption of equity accounting was based upon a number of factors including the Company's continuing ability to influence SFAT's operations and the availability of audited financial data from SFAT.

         The Company's equity in the earnings of SFAT is presented as a cumulative effect as of April 1, 1994. Beginning with the Company's fiscal year ended March 31, 1995, the Company's equity in earnings of SFAT were restated to reflect the Company's equity in SFAT's earnings one quarter in arrears. Accordingly, the Company's equity in the earnings of SFAT for the fiscal year ended March 31, 1995 reflects SFAT's income through SFAT's fiscal year ended December 31, 1994. Similarly, the Company's equity in the earnings of SFAT for the fiscal year ended March 31, 1996 reflects SFAT's earnings for its fiscal year ended December 31, 1995, net of certain costs incurred. The adoption of a one quarter-in-arrears recognition of equity earnings resulted in the Company not reporting any equity earnings for the three month period ended March 31, 1994.

         The Company also earns licensing and service fees from SFAT which amounted to (in thousands): $1,500, $1,200, $150, and $1,300 for the years ended March 31, 1996 and 1995, the three month period ended March 31, 1994 and the year ended December 31, 1993, respectively. These amounts are included in revenues in the accompanying statement of operations. The Company also received dividends from SFAT which amounted to (in thousands): $60,000, $51,000, $0, and $43,500 for the years ended March 31, 1996 and 1995, the three month period ended March 31, 1994 and the year ended December 31, 1993, respectively.

         Summarized financial information from the audited financial statements of SFAT is presented below (in thousands):

                                                          Year Ended December 31
                                                             1995         1994
                                                             ----         ----
          Current assets                                   $ 57,073     $ 38,035
          Total assets                                      136,597      103,448
          Current liabilities                                51,510       41,162
          Total liabilities                                  52,560       45,262
          Shareholders' equity                               79,825       53,915
          Total revenues                                     81,982       27,337
          Operating income before interest and taxes         29,701       12,441
          Net income                                         26,594        8,925

         REVENUE RECOGNITION.

         The Company recognizes revenue from repair and maintenance services in the period in which such services are performed. Performance of services is deemed to have occurred when a railcar's repairs have been completed and the railcar is made available for customer disposition. For maintenance fees earned under long term contracts, revenues are recognized over the length of the maintenance agreements in accordance with the terms of the agreements. Such agreements generally require customers to pay fees monthly as consideration for maintenance and management services as defined in the contracts. For railcar leases, the Company recognizes revenues over the length of the leases in amounts reflecting contractual lease payments due from lessees.

         USE OF ESTIMATES.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

         STOCK OPTIONS.

         The Company accounts for its stock option plan in accordance with provisions of the Accounting Principles Board's Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock Based Compensation." SFAS 123 provides an alternative to APB 25 and is effective for fiscal years beginning after December 15, 1995. The Company expects to continue to account for its employee stock plans in accordance with the provisions of APB 25 with the disclosures required by SFAS 123. Accordingly, the adoption of SFAS 123 is not expected to have any impact on the Company's financial position or results of operations.

         RECLASSIFICATIONS.

         Certain prior year balances have been reclassified to conform to the current year's presentation.

NOTE 2.  PROPERTY AND EQUIPMENT.

         Property and equipment at March 31, 1996 and 1995 were as follows (in thousands):

                                                         1996          1995
                                                         ----          ----
                  Land                                $   937       $ 1,078
                  Building and improvements             8,123         8,852
                  Rolling stock                           677           682
                  Equipment and track                   9,523        13,863
                  Other                                 1,112         1,044
                                                      -------       -------
                                                       20,732        25,519
                  Less: Accumulated depreciation       (5,766)       (7,958)
                                                      -------       -------
                                                      $14,606       $17,561
                                                      =======       =======

         In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the undiscounted cash flows attributed to such assets. The Company adopted the provisions of SFAS 121 as of October 1, 1995.

         In connection with the refinancing of the Company's debt, the Company evaluated the ongoing value of its property and equipment. Based on this evaluation, the Company determined that assets at one facility with a carrying value of approximately $5,500,000 were impaired and such assets were written down by $3,000,000 to their fair value. Fair value was estimated based upon property and equipment appraisals.

NOTE 3.  INCOME TAXES.

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows (in thousands):

                                   (next page)

                                                                 March 31, 1996  March 31, 1995
                                                                 --------------  --------------
       Deferred tax liability:
           Non-current:
              Book basis of fixed assets in excess of tax basis         $ 3,426        $ (5,162)
                                                                        -------        --------
       Total deferred tax liability                                       3,426          (5,162)
       Deferred tax asset:
           Current
              Difference in reporting bad debt expense and
              other current assets and liabilities for tax
              purposes                                                      260             624
           Non-current:
              Net operating  loss carryforwards                           4,208          11,190
              Accrued interest                                               17             556
              Other-net                                                   1,470             682
                                                                        -------        --------
           Total deferred tax asset                                       5,910          13,052
       Net deferred tax asset                                             2,484           7,890
           Valuation allowance                                           (2,484)         (7,890)
                                                                        -------        --------
           Net deferred tax liability                                   $    --        $     --
                                                                        =======        ========

         The net change in the valuation allowance for the year ended March 31, 1996 was an decrease of $5,406,000 due largely to a decrease in net operating losses as well as other changes in the components of the deferred tax asset and liability.

         The provision for income taxes is comprised of the following:

                                       Fiscal Year Ended       Fiscal Year Ended
                                          March 31, 1996          March 31, 1995
                                       -----------------       -----------------
           Current:
              Federal                           $189,000                      --
              State                                9,000                      --
              Total current                      198,000                      --
       Deferred:
              Federal                                 --                      --
              State                                   --                      --
                                                --------                     ---
              Total deferred                          --                      --
                                                --------                     ---
                                                $198,000                      --
                                                ========                     ===

         A reconciliation between income tax provisions computed at the U.S. federal statutory rate and the effective rate is reflected in the statement of operations:

                                                          Fiscal Year           Fiscal Year           Three Month
                                                             Ended                 Ended             Period Ended
                                                         March 31, 1996        March 31, 1995        March 31, 1994
                                                         --------------        --------------        --------------
       Federal statutory rate                                       34%                   34%                   34%
       State rate, net of federal benefit                            7                     7                     7
       Alternative minimum tax rate differential                   (14)                   --                    --
       Benefit from carryforward of net operating losses           (27)                  (41)                  (41)
                                                                   ---                   ---                   ---
          Effective income tax rates                                --                    --                    --
                                                                   ===                   ===                   ===

         The balance sheets as of March 31, 1996 and 1995 reflect liabilities for tax claims. The tax claims are the result of unresolved tax authority audits pertaining to the years 1985 through 1989. The potential liability for the tax claims was approximately $200,000 and $660,000 at March 31, 1996 and 1995, respectively. Tax account balances related to the tax claims total $2,040,000 and $2,235,000 as of March 31, 1996 and 1995, respectively, and are included in other long-term liabilities in the accompanying balance sheet.

         At March 31, 1996 and 1995, the Company had net operating loss carryforwards for federal income tax purposes of approximately $11,600,000 and $30,000,000, respectively. These net operating loss carryforwards expire from 2004 through 2008. The Company's ability to utilize the net operating loss carryforwards may be limited in the event of a 50% or more ownership change within any three year period.

         No provision for income taxes on $16,703,000 of accumulated undistributed earnings of the Company's investment in a foreign company has been recorded since the earnings are intended to be indefinitely reinvested in that company.

         Cash paid for income taxes was $197,000 for the fiscal year ended March 31, 1996.

NOTE 4.  BANK BORROWINGS AND LONG-TERM DEBT (IN THOUSANDS).

         SUMMARY OF LONG-TERM DEBT.

                                                            March 31, 1996   March 31, 1995
                                                            --------------   --------------
          Secured revolving credit agreement: Transamerica      $    --        $     --
          Senior term loan: Transamerica                          1,985              --
          Series A subordinated debt: Furman Selz                 1,500              --
          Other long-term debt                                      458             458
          Restructured Debt (Note 9)                                --           14,520
                                                                ------         ---------
                                                                 3,943            14,978
          Less current portion                                    (382)          (1,563)
                                                                -------        ---------
          LONG-TERM DEBT                                        $3,561         $  13,415
                                                                ======         =========

         REFINANCING.

         On August 1, 1995, the Company refinanced substantially all of its long-term debt. Financing for the transaction was provided by Transamerica Business Credit Corporation, ("Transamerica") and Furman Selz SBIC, L.P. ("Furman Selz"). Transamerica provided a $10 million asset-based credit facility, while Furman Selz purchased a $3 million subordinated note (Furman Selz also purchased warrants to acquire 1 million shares of the Company's common stock at $1.50 per share). The proceeds from these loans and approximately $3 million of the Company's available cash were used to repurchase approximately $15 million of the Company's Class F debt (including accrued interest) for a cash payment of $8.4 million and other consideration, resulting in an approximate $6 million extraordinary gain. The Company also used $1.7 million of proceeds from the refinancing to retire all of its short-term revolving line of credit held by Congress Financial Corporation.

         SENIOR TERM LOAN.

         Pursuant to a term loan with Transamerica, principal payments are due in equal monthly installments of $26,000 for 59 months through June 30, 2000, with the balance of the then outstanding principal due July 31, 2000; interest is due monthly in arrears, computed at prime plus 2% (10.25% at March 31, 1996). The loan is secured by substantially all of the Company's property and equipment. The term loan note contains financial covenants, including certain ratios that the Company must satisfy, and certain prepayment fees for payments made before July 31, 1998.

         REVOLVING CREDIT LINE.

         This credit facility with Transamerica has a limit of $7,835,000, subject to certain reserves and eligibility requirements (available credit facility in March 31, 1996 was $1.5 million). The loan is collateralized by the Company's accounts receivables and inventory (the "collateral base"). The collateral base is computed on a daily basis. Interest is accrued daily based on the amount of loan outstanding, at a rate of prime plus 1.75% (10% as of March 31, 1996), payable in arrears. A fee of 0.25% is assessed on any unused line of credit. A fee of 0.25% of the daily average of loan outstanding during each month is charged to the Company. The term of the credit line is five years (expiring July 31, 2000), when all outstanding balances are due in full.

         SECURED REAL ESTATE LOAN.

         Collateral for this loan (through the Wyoming Community Development Center) consists of the real estate, land and buildings of Transcisco Rail Services' Rock Springs, Wyoming facility. The loan is payable in two remaining installments: $100,000 in December 1997 and $200,000 in December 2000. Interest is 6% and is due monthly.

         SERIES A SENIOR SUBORDINATED NOTES.

         The notes were issued to Furman Selz S.B.I.C., L.P. and James Dowling. Principal is due in total in 2000. The note bears interest at an annual rate of 10% through July 31, 1997, and 12% thereafter. Interest is payable on July 31, of 1996 and 1997, and January 31 and July 31 of each year thereafter (all prepayments will first be applied to the Series A notes). Half of the interest due on July 31, 1996 and July 31, 1997 is to be deferred and payable on July 31, 1998 and July 31, 1999, respectively. The subordinated debt may be prepaid without penalty upon proper notice.

         Principal payments on debt are approximately (in thousands): $382 in 1997; $450 in 1998; $338 in 1999; $2,024 in 2000, and $749 thereafter.

         The Company believes that as of March 31, 1996, the fair value of its long-term debt approximates the carrying value of those obligations. The fair value of the Company's long-term debt is estimated based on quoted market prices for similar issues with the same interest rates that would be available to the Company for similar debt obligations.

NOTE 5.  LONG-TERM MAINTENANCE, MANAGEMENT AND SUB-LEASE CONTRACTS.

         The Company has long-term maintenance contracts, including certain cost-per-mile maintenance contracts, with several major customers requiring the Company to provide maintenance services on unit train coal cars, primarily over one to fifteen year periods. Fees are based on a fixed price per railcar-mile traveled, with provisions for adjustments based on a projected frequency of repair and changes in costs of materials and industry labor rates. The Company estimates the cost of providing maintenance under these contracts and accrues these estimates as a Deferred Maintenance Liability and a current period expense. These estimates may differ from actual results and such estimates could be material to the financial statements. The actual amount of future maintenance costs will vary depending on the actual lives of the maintenance components, the proportion of repairs performed by outside railroad maintenance shops, inflation and other factors. Actual costs are deducted from the Deferred Maintenance Liability as incurred. Overhead costs are recognized as incurred.

NOTE 6.  COMMITMENTS AND CONTINGENCIES.

         LEASING ARRANGEMENTS.

         Various production and office facilities and equipment are leased under operating leases ranging from one to ten years, with options to renew at various times. In addition, certain rolling stock is leased on a long-term basis. Rental expenses for operating leases with non-cancelable terms in excess of one year are (in thousands): $2,607 in

1997; $2,628 in 1998; $2,340 in 1999; $2,414 in 2000, and $2,029 in 2001 and
beyond.

         The Company has certain long-term non-cancelable management and sub-lease agreements related to railcar leasing transactions between 1997 and 2006. Amounts receivable under the terms of these non-cancelable agreements with terms in excess of one year are (in thousands): $2,931 in 1997; $2,935 in 1998; $2,796 in 1999; $2,741 in 2000, and $2,707 in 2001 and beyond.

         Rent expense during the year ended December 31, 1993, the three month period ended March 31, 1994, the years ended March 31, 1995 and 1996 was (in thousands): $1,998, $492, $1,699, and $3,085, respectively.

         LITIGATION.

         On or about September 15, 1995, Great American Insurance Company ("Great American") filed an action (the "Action") in the Superior Court of the State of California in and for the County of Marin against Mark Hungerford, a former Chairman, Director, and Chief Executive Officer of the Company. The action purports to set forth three causes of action for declaratory relief, and seeks judgment in the amount of $2,675,000 (plus interest as provided by law) against Mr. Hungerford. According to the complaint, the Action purports to arise out of a certain payment made by Great American on behalf of Mr. Hungerford in connection with the partial settlement of certain litigation, captioned Daniels
v. PLM International, Inc., et al., to which Mr. Hungerford and others, including the Company, previously were parties. The Daniels litigation has been settled, and the state and federal complaints have been dismissed with prejudice. The complaint in the Action also seeks a declaration that two endorsements each barred coverage under a Directors' and Officers' Policy issued by Great American to the directors and officers of the Company. The complaint in the Action also seeks a declaration that no coverage is afforded under that policy for the director and officer defendants in the Daniels litigation in their capacities as directors or officers of PLM International, Inc. Prior to the commencement of the Action in the Marin County Superior Court, the United States District Court for the Northern District of California ruled, on a summary judgment motion in a declaratory relief action, that neither of the endorsements relied upon by Great American precluded coverage under the particular Directors' and Officers' Policy issued by Great American. The Court of Appeals for the Ninth Circuit reversed and remanded that decision, directing that it be dismissed on grounds which did not address the coverage issues under the two endorsements. Great American thereafter filed the Action in Marin County Superior Court. Mr. Hungerford may attempt to seek reimbursement from the Company for any sums paid in connection with defense or settlement of the claim, subject to certain terms and conditions in an indemnification agreement with the Company.

NOTE 7.   SHAREHOLDERS' EQUITY.

         COMMON STOCK.

         On August 11, 1993, the Company filed an Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware. Upon the effectiveness of the Amended and Restated Certificate of Incorporation the then outstanding 3,188,369 shares of Class A Common Stock and 1,358,960 shares of Class B Common Stock were converted into one form of stock designated Common Stock. The Amended and Restated Certificate of Incorporation was filed by order of the Bankruptcy Court pursuant to the Plan.

         During fiscal years 1996, 1995 and 1993, the Company granted 25,000, 60,000 and 165,000 shares of common stock, valued at approximately $50,000, $75,000 and $67,000, respectively, to members of the Board of Directors as compensation for extraordinary services.

         STOCK OPTIONS.

         In January 1995, the Company's shareholders approved an Amended and Restated (1994) Stock Option Plan (the "1994 Plan"). The prior stock option plan was adopted in its original form and amended in 1989. The 1994 Plan reserves for the issuance of 750,000 shares of common stock. There were no common shares available for grant at March 31, 1996.

         In January 1995, the Company's Board of Directors also approved an Amended and Restated Directors Stock Option Plan which reserves 100,000 shares of common stock. Common shares available for grant were 88,000 at March 31, 1996.

         Activity under these stock option plans for the years ended March 31, 1996 and 1995, the three month period ended March 31, 1994, and the year ended December 31, 1993 was as follows:

                                                   SHARES UNDER
                                                     OPTION              EXERCISE
                                                      PLAN              PER SHARE
                                                   ------------         ---------
              Outstanding, December 31, 1993         393,000        $0.50 to $3.75
              Granted                                310,000               $1.1875
              Exercised                               (6,600)                $0.50
              Cancellations                          (21,500)       $0.50 to $0.81
                                                    --------
              Outstanding, March 31, 1994            674,900
              Granted                                353,500       $1.188 to $1.50
              Exercised                              (29,875)     $0.50 to $1.1875
              Cancellations                         (318,792)    $0.50 to $ 1.1875
                                                    --------
              Outstanding, March 31, 1995            679,733
              Granted                                117,000       $1.44 to $5.563
              Exercised                             (191,818)     $0.50 to $1.1875
              Cancellations                          (30,073)       $0.50 to $1.50
                                                    --------
              Outstanding, March 31, 1996            574,842
                                                    ========

         STOCK WARRANTS.

         In connection with the refinancing, Furman Selz purchased warrants to acquire 1 million shares of the Company's common stock at an exercise price of $1.50 per share. The agreement governing the warrants was reached in June 1995, when the Company's stock price was approximately $1.50 per share. Furman Selz paid $30,000 for the warrants, which expire in July 2005. The warrants are subject to certain anti-dilution provisions and may be fully exercised at any time. The warrants may be exercised for cash consideration only.

         STOCK PURCHASE RIGHTS.

         In 1995 the Board of Directors approved an employee stock purchase plan (the "Purchase Plan"), which provides for the issuance of stock purchase rights to key employees. The Company has reserved 510,000 shares for issuance under the Purchase Plan. In fiscal 1996, employees were granted 260,000 stock purchase rights under the plan.

         SHAREHOLDER RIGHTS PLAN.

         On September 5, 1995, the Company adopted a Shareholder Rights Plan (the "Rights Plan"), pursuant to which each holder of the Company's Common Stock was issued a currently unexercisable right ("Right") to purchase Series A Junior Preferred Participating Stock (the "Preferred Stock") at an exercise price of $12.00 per share. Following public announcement that a person or group has acquired, or is making a tender offer for, 5% or more of the outstanding shares of the Company's Common Stock, the Rights will become exercisable to purchase the number of shares of Preferred Stock having a value equal to ten times the exercise price. In the event that the Company engages in a merger or business combination with the acquirer or tender offeror, the Rights will become exercisable for shares of common stock in the acquiring entity having a value equal to ten times the exercise price of the Right. The Rights would not become exercisable, however, if the Company's Board of Directors approved the acquisition of the common stock, the merger, or the business combination prior to the occurrence thereof.

NOTE 8.   BENEFIT PLAN.

         Substantially all employees are eligible to participate in the Company's Profit Sharing and Tax Advantage Savings Plan. The Company makes discretionary contributions to the Plan up to a maximum matching contribution of $1,000 for each participant. Contributions charged to operations were $114,653 in the year ended March 31, 1996, $101,000 in the year ended March 31, 1995, $22,000 in the three month period ended March 31, 1994, and $75,000 in the year ended December 31, 1993.

NOTE 9.   CHAPTER 11 REORGANIZATION PROCEEDINGS.

         On July 1, 1991, certain holders of Transcisco Industries, Inc.'s (the "Company's") 9% Convertible Senior Subordinated Notes due May 15, 1996, filed an Involuntary Petition for Relief Under Chapter 7 of the United States Bankruptcy Code against the Company in the United States Bankruptcy Court. The petition was in response to the Company's previous announcement that it was delaying the May 15, 1991 interest payment on these Notes. On July 30, 1991, the Company filed a motion (which was granted) to convert the case to voluntary Chapter 11 of the United States Bankruptcy Code. In addition, one of its subsidiaries, Transcisco Tours, Inc., filed a voluntary petition with the United States Bankruptcy Court seeking protection under Chapter 11. The Chapter 11 proceedings did not include any of the Company's other operating subsidiaries: Transcisco Rail Services Company (TRS), Transcisco Leasing Company, Transcisco Trading Company or Transcisco Texan Railway, Inc., (whose operations were subsequently discontinued). The Chapter 11 cases were administered by the Bankruptcy Court, with Transcisco Industries, Inc. and Transcisco Tours, Inc. (the Debtor Companies) managing their businesses as debtors-in-possession subject to the control and supervision of the Bankruptcy Court.

         The primary cause of the Chapter 11 filings was the outlay required and significant losses incurred in the construction and operation of a luxury "cruise train" operating from the San Francisco Bay Area to Lake Tahoe/Reno, Nevada by Transcisco Tours, Inc. The "cruise train" operated from December 7, 1990 to April 29, 1991. As a result of substantial losses, Union Bank terminated the Company's line of credit, and the Company was unable to satisfy its then current cash flow requirements, all of which prompted the two Chapter 11 cases.

         Following a hearing on September 3, 1993, the Bankruptcy Court announced its intention to confirm the Joint Plan of Reorganization ("Plan") propounded by the Company, its Official Unsecured Creditors' Committee and its Official Bondholders' Committee. The Findings of Fact and Conclusions of Law Regarding the Joint Plan of Reorganization and the Order Confirming the Joint Plan of Reorganization were entered by the Bankruptcy Court on October 21, 1993 and the Plan became effective on November 3, 1993. In September 1993, Transcisco Tours filed a liquidating Plan of Reorganization. The Disclosure Statement accompanying that Plan was approved by the Bankruptcy Court in October 1993 and confirmed in December 1993. Accordingly, other than liabilities guaranteed by the Company as part of the Plan, the accompanying financial statements do not include the accounts of Transcisco Tours after September 1993. The Plan generally provided that:

1. Tax claims of approximately $1,300,000 (applied against the previously established deferred tax liability) were to be paid in full over a six-year period including 7% interest.

2. The Company transferred 3,367,367 shares of PLM International ("PLMI") common stock and 60% of a $5,000,000 subordinated PLMI promissory note receivable to a court-appointed representative of the holders of the Company's senior subordinated notes ("Bondholders") in full satisfaction of the Bondholders' claims in the Chapter 11 case. The Company retained a 40% interest in the principal and interest paid by PLMI with respect to the foregoing $5 million note. That 40% interest was redeemed by PLMI in October 1994, and the proceeds were paid to the Class F Creditors.

3. In connection with the Plan, the Company had previously settled litigation brought by Shirley B. Daniels against the Company, PLMI and other defendants. Pursuant to the settlement in the Plan, the Company paid the entire $750,000 in full satisfaction over a ten quarter period ended December 31, 1995.

4. In August 1993, in accordance with the Plan, the Company paid $1.5 million in cash to Amtrak in full satisfaction of its claim of $10,206,000. Amtrak's claim was based upon the Company's alleged breach of a five-year operating and management agreement with Amtrak to operate the Transcisco Tours' cruise train.

5. Eighty percent (80%) of the claims of most remaining unsecured creditors ("Class F" claims) plus monthly interest at prime plus
         11/2%, were to be paid over a seven year period ending in December 31, 1999. The aggregate amount of unsecured claims allowed, after the 20% reduction, was approximately $18,270,570. The Company retired all Class F claims in connection with its August 1995 refinancing.

         In addition, on November 4, 1993, the Company issued 489,976 shares of its common stock (representing 10% of the Company's then outstanding Common Stock) to a Collateral Agent acting on behalf of the unsecured creditors. These shares were to be distributed over a three year period. Upon completion of the refinancing, approximately 175,000 shares were distributed to the Class F claimants. The Company retained approximately 315,000 of shares in treasury.

6. Upon the filing of the amended Certificate of Incorporation on August 11, 1993, each share of the Class A Common Stock (par value $0.01 per share), of the Company and each share of the Class B Common Stock, (par value $0.01 per share), of the Company, then issued and outstanding immediately prior thereto was canceled and changed into one share of the Common Stock, (par value $0.01 per share), of the Company.

         In connection with the Company's emergence from bankruptcy, the Company recognized a $13,929,000 extraordinary gain in the third quarter of 1993. The gain on early extinguishment of debt is summarized as follows:


              Extinguished of subordinated debentures              $ 7,391,000
              20% reduction unsecured creditor claims,
                     less value of 10% of the Company's Common
                     Stock issued ($523,000)                         2,232,000
              Transcisco Tours unsecured debt                        4,306,000
                                                                   -----------
                                                                   $13,929,000
                                                                   ===========

         During 1993, the Company also recognized $1,700,000 and $1,500,000 in increases in estimated allowed claims related to continuing and discontinued operations, respectively.

         The consolidated financial statements for the year ended December 31, 1993 reflect the financial reporting guidance for entities in reorganization as prescribed by the American Institute of Certified Public Accountants' Statement of Position 90-7 "Financial Reporting by Entities in Reorganization under the Bankruptcy Code." The Consolidated Statements of Operations separately disclose reorganization expenses related to the Chapter 11 proceedings.

         Interest expense related to pre-petition indebtedness of approximately $3.1 million was not accrued in the financial statements for the year ended December 31, 1993. Such interest was not be paid nor became a secured claim since the Company was operating under Chapter 11 during most of 1993. Of the unaccrued interest, approximately $604,000 from 1993 relates to discontinued operations. From November 3, 1993, until the refinancing in August 1995, interest was accrued on the Class F claims in accordance with generally accepted accounting principles.

NOTE 10.  SUBORDINATED NOTE RECEIVABLE FROM PLMI.

         Until the Company's emergence from bankruptcy, the Company had a $5 million subordinated note from PLMI. The note bore interest at 14.75% with interest payable semi-annually. Interest income of approximately $160,000, $73,000, and $371,000 was recorded in the year ended March 31, 1995, the three month period ended March 31, 1994, and the year ended December 31, 1993, respectively. In October 1994, PLMI redeemed the note for

90% of its face value. In accordance with the Plan of Reorganization, the $1.8 million in redemption proceeds due Transcisco was paid to its Class F Creditors.

NOTE 11.    SUBSEQUENT EVENTS.

         On June 17, 1996, the Company entered into an Agreement and Plan of Merger (the "Agreement") with Trinity Industries, Inc. ("Trinity"). Under terms of the Agreement, and subject to certain approvals, a wholly-owned subsidiary of Trinity will merge with Transcisco through the exchange of shares of common stock of Trinity for 100 percent of the issued and outstanding shares of common stock of Transcisco.

         The Agreement provides that each share of Transcisco's outstanding common stock will be exchanged on a tax free basis for .1884 of a share of Trinity's common stock. Based on the June 14, 1996 closing price of $35 per share of Trinity's stock, the transaction would have a value of approximately $47.6 million. The stock exchange ratio is fixed.

         The consummation of the proposed merger is subject, among other conditions, to registration with the Securities and Exchange Commission of the stock of Trinity to be issued in the transaction, approval of the definitive agreement by the shareholders of Transcisco, expiration of the waiting period prescribed under the Hart-Scott-Rodino Antitrust Improvements Act, and all necessary regulatory approvals.

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Section 145 of the Delaware General Corporation Law provides that a corporation may indemnity directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (collectively, a "Proceeding"), and other than an action by or in the right of the corporation (a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal Proceeding, had no reason to believe that their conduct was unlawful. With respect to derivative actions, a standard similar to the foregoing is applicable, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, and court approval is required before there can be any indemnification where the person seeking indemnification has been found to be liable to the corporation. The statute states that it is not to be deemed exclusive of any other rights that may be granted under any bylaw, agreement. vote of stockholders or disinterested directors or otherwise.

   Under Article VI of the Registrant's Bylaws, the Registrant is to indemnify each person who is or was or has agreed to become a director, officer, employee or agent of the Registrant or is or was serving or has agreed to serve at the request of the Registrant in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent authorized or permitted (i) by the Delaware General Corporation Law or by any other applicable law or any amendment thereof or (ii) by the Registrant's Certificate of Incorporation. Article VI of the Registrant's Bylaws further states that the Registrant will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding (other than an action by or in the right of the Registrant) by reason of the fact that he is or was or has agreed to become a director, officer, employee or agent of the Registrant, or is or was serving or has agreed to serve at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such Proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal Proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal Proceeding, had reasonable cause to believe that his conduct was unlawful.

   The Registrant will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he is or was or has agreed to become a director, officer, employee or agent of the Registrant, or is or was serving or has agreed to serve at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges and expenses (including attorneys' fees) actually and reasonably incurred by him or on his behalf in connection with the defense or settlement of such action or suit and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses that the Court of Chancery or such other court shall deem proper.

   The indemnification described above (unless ordered by a court) shall be paid by the Registrant unless a determination is made (i) by the Registrant's Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such Proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the Registrant's stockholders, that indemnification of the director, officer, employee or agent is not proper in the circumstances because he has not met the applicable standard of conduct set forth above.

   To the extent that a director, officer, employee or agent of the Registrant has been successful on the merits or otherwise, including, without limitation, the dismissal of an action, without prejudice, in defense of any Proceeding described above, or in defense of any claim, issue or matter therein, he shall be indemnified against all costs, charges and expenses (including attorneys' fees) actually and reasonably incurred by him or on his behalf in connection therewith.

   Under the Registrant's Bylaws, the Registrant is to advance expenses to indemnitees to the fullest extent authorized or permitted (i) by the Delaware General Corporation Law or by any other applicable law or any amendment thereof or (ii) by the Registrant's Certificate of Incorporation. Article VI of the Registrant's Bylaws provides that costs, charges and expenses (including attorneys' fees) incurred by a person seeking indemnification under Article VI of the Registrant's Bylaws in defending a Proceeding shall be paid by the Registrant in advance of the final disposition of such Proceeding; provided, however, that the payment of such costs, charges and expenses incurred by a director or officer in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer) in advance of the final disposition of such Proceeding shall be made only upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant. Such costs, charges and expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate, The Board of Directors may, upon approval of such director, officer, employee or agent of the Registrant, authorize the Registrant's counsel to represent such person in any Proceeding, whether or not the Registrant is a party to such Proceeding.

   The indemnification and advancement of costs, charges and expenses provided by the Registrant's Bylaws shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of costs, charges and expenses may be entitled under any law (common or statutory), agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Registrant, and shall continue as to a person who has ceased to be a director, officer, employee or agent as to actions taken while he was such a director, officer, employee or agent, and shall inure to the benefit of the estate, heirs, executors and administrators of such person. Repeal or modification of Article VI of the Registrant's Bylaws or any repeal or modification of relevant provisions of the Delaware General Corporation Law or any other applicable laws shall not in any way diminish any rights to indemnification of such director, officer, employee or agent or the obligations of the corporation arising thereunder.

   Section 102(b) (7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, but excludes specifically liability for any (i) breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) transactions from which the director derived an improper
personal benefits.   The provision does not limit equitable remedies, such as
an injunction or rescission for breach of a director's fiduciary duty of care.

   The Registrant's Certificate of Incorporation contains a provision eliminating the personal liability of a director from breaches of fiduciary duty, subject to the exceptions described above.

   The Registrant has entered into Indemnity Agreements with all of its officers and directors that establish contract rights to indemnification substantially similar to the rights to indemnification provided for in the Registrant's Bylaws.

   The Registrant has in force an officers' and directors' liability insurance policy insuring, up to specified amounts and with specified exceptions, directors, and officers and former directors and officers of the Registrant and its subsidiaries against damages, judgments, settlements and costs for which they are not indemnified by the Registrant that any such persons may become legally obligated to pay on account of claims made against them for any error, misstatement or misleading statement, act or omission, or neglect or breach of duty committed, attempted or allegedly committed or attempted by such persons in the discharge of their duties to the Registrant in their capacities as directors or officers, or any matter claimed against them solely by reason of their serving in such capacities. The officers' and directors' liability insurance policy also insures the Registrant, up to specified amounts and with specified exceptions, against any indemnification payments made by the Registrant to directors and officers and former directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

   (A) EXHIBITS

EXHIBIT
NUMBER   DESCRIPTION
- ------   -----------
**2      Agreement and Plan of Merger, dated as of June 17, 1996, by and among the Registrant, Trinity Y, Inc. and
         Transcisco Industries, Inc. (included as Annex A to the Proxy Statement/Prospectus in Part I of this
         Registration Statement).

3(a)     Certificate of Incorporation of the Registrant  (incorporated by reference to Exhibit 3.A to Registration
         Statement No. 33-10937 filed by the Registrant on April 8, 1987).

**3(b)   Bylaws of the Registrant.

4(a)     Specimen Stock Certificate for Trinity Common Stock (incorporated by reference to Exhibit 3B to Registrant's
         Registration Statement No. 33-10937 filed with the Commission on April 8, 1987).

4(b)     Rights Agreement, dated as of April 11, 1989, by and between the Registrant and NCNB Texas National Bank, as
         Rights Agent (incorporated by reference to Exhibit 1 to the Registrant's Registration Statement on Form 8-A
         filed with the Commission on May 2, 1989).

**5      Opinion and Consent of Locke Purnell Rain Harrell (A Professional Corporation) with respect to the legality of securities to be issued in the Merger.

**8(a)   Opinion of Skadden, Arps, Slate, Meagher & Flom with respect to certain tax matters.

21       Listing of Subsidiaries of the registrant (incorporated by reference to Exhibit 21 in the Registrant's Annual
         Report on Form 10-K for its fiscal year ended March 31, 1996).

**23(a)  Consent of Locke Purnell Rain Harrell (A Professional Corporation) (contained in its opinion in Exhibit 5 above).

**23(b)  Consent of Skadden, Arps, Slate, Meagher & Flom.

**23(c)  Consent of Ernst & Young LLP.

**23(d)  Consent of Schroder Wertheim & Co. Incorporated.

**23(e)  Consent of KPMG Moscow, Russia.

**24     Powers of Attorney (included on the signature page of this Registration Statement).

**99(a)  Form of Proxy of Transcisco Industries, Inc. (relating to the meeting of stockholders of Transcisco Industries,
         Inc. described in the Proxy Statement/Prospectus in Part I of this Registration Statement).

**99(b)  Letter of Transmittal.

** Filed Herewith

   In accordance with paragraph (b)(4)(iii) of Item 601 of Regulation S-K, the Registrant is not filing herewith certain instruments defining the rights of holders of long-term debt of the Registrant because the total amount of securities authorized thereunder does not exceed 10 percent of the total assets of the Registrant and its subsidiaries on a consolidated basis. The Registrant hereby agrees to furnish a copy of such instruments to the Commission upon request.

   (B) FINANCIAL STATEMENT SCHEDULES

   Not Applicable.

ITEM 22. UNDERTAKINGS.

   The undersigned Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

   (i) To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;

   (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (6) That every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

   (9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

   PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DALLAS, STATE OF TEXAS, ON JULY 17, 1996.


                               TRINITY INDUSTRIES, INC.


                               By:   /s/   F. DEAN PHELPS
                                  --------------------------------
                                  F. Dean Phelps
                                  Vice President

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS W. RAY WALLACE, JOHN T. SANFORD AND F. DEAN PHELPS, AND EACH OF THEM, HIS ATTORNEYS-IN-FACT FOR HIM IN ANY AND ALL CAPACITIES, TO SIGN ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT, AND TO FILE THE SAME, WITH EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS, AND EACH OF THEM, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY TO ALL INTENTS AND PURPOSES AS MIGHT OR COULD BE DONE IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT EACH OF SAID ATTORNEYS-IN-FACT AND AGENTS, OR HIS SUBSTITUTE OR SUBSTITUTES, MAY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                                             Title                                  Date
                                             -----                                  ----

   SIGNATURE
   ---------

   (a) Principal Executive Officer

                                           Chairman, President, Chief
    /s/ W. RAY WALLACE                     Executive Officer and Director         July 17, 1996
    ------------------------------
    W. RAY WALLACE

    (b) Principal Financial Officer



    /s/ JOHN T. SANFORD                    Senior Vice President                  July 17, 1996
    -----------------------------
    JOHN T. SANFORD


   (c) Principal Accounting Officer


    /s/ F. DEAN PHELPS                     Vice President                         July 17, 1996
    -----------------------------
    F. DEAN PHELPS

   SIGNATURE                               TITLE                                  DATE
   ----------------------------            -----                                  ----
   (d) Other Directors


   /s/ DAVID W. BIEGLER                    Director                               July 17, 1996
   ----------------------------
   DAVID W. BIEGLER


   /s/ BARRY J. GALT                       Director                               July 17, 1996
   ----------------------------
   BARRY J. GALT


   /s/ CLIFFORD J. GRUM                    Director                               July 17, 1996
   ----------------------------
   CLIFFORD J. GRUM


   /s/ DEAN P. GUERIN                      Director                               July 17, 1996
   ----------------------------
   DEAN P. GUERIN


   /s/ JESS T. HAY                         Director                               July 17, 1996
   ----------------------------
   JESS T. HAY


   /s/ EDMUND M. HOFFMAN                   Director                               July 17, 1996
   ----------------------------
   EDMUND M. HOFFMAN


   /s/ RAY J. PULLEY                       Director                               July 17, 1996
   ----------------------------
   RAY J. PULLEY


   /s/ TIMOTHY R. WALLACE                  Director                               July 17, 1996
   ----------------------------
   TIMOTHY R. WALLACE

                               INDEX TO EXHIBITS

                                                                                                 SEQUENTIALLY
EXHIBIT                                                                                            NUMBERED
NUMBER                                             EXHIBIT                                           PAGE
- ------                                             -------                                       ------------
3(b)        Bylaws of the Registrant

5           Opinion and Consent of Locke Purnell Rain Harrell (A Professional
            Corporation) with respect to the legality of securities to be issued in the Merger.

8(a) Opinion of Skadden, Arps, Slate, Meagher & Flom with respect to certain tax matters.

23(b)       Consent of Skadden, Arps, Slate, Meagher & Flom.

23(c)       Consent of Ernst & Young LLP.

23(d)       Consent of Schroder Wertheim & Co. Incorporated.

23(e)       Consent of KPMG Moscow, Russia.

99(a) Form of Proxy of Transcisco Industries, Inc. (relating to the meeting of stockholders of Transcisco Industries, Inc. described in the Proxy Statement/Prospectus in Part I of this Registration
            Statement).

99(b)       Letter of Transmittal.